Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 1, 2003

BY AND AMONG

PEOPLESOFT, INC.,

J.D. EDWARDS & COMPANY

AND

JERSEY ACQUISITION CORPORATION

i

TABLE OF EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Affiliate Agreement
Exhibit C	Form of Company Voting Agreement
Exhibit D	Form of Parent Voting Agreement

Annex A	Stockholders of Company that executed Voting Agreements
Annex B	Stockholders of Parent that executed Voting Agreements

TABLE OF DEFINED TERMS

Term	Cross Reference in Agreement	Page
Acquiring Person	Section 2.25	31
Acquisition LLC	Section 1.1	2
Acquisition	Preamble	1
affiliate	Section 7.8(a)	66
Agreement	Preamble	1
Applicable Law	Section 7.8(b)	66
business day	Section 7.8(c)	66
capital stock	Section 7.8(d)	66
Certificate of Merger	Section 1.2	2
Certificates	Section 1.9(b)	4
Change in Control Plan	Section 2.11(l)	19
Change in the Company Recommendation	Section 4.2(b)	46
Closing Date	Section 1.3	2
Closing	Section 1.3	2
Code	Preamble	1
Company Acquisition Proposal	Section 7.8(e)	66
Company Affiliates	Section 2.22	31
Company Board	Section 2.3(a)	10
Company Disclosure Schedule	Article 2	7
Company Employee Plan	Section 2.11(a)(iii)	15
Company Fairness Opinion	Section 2.23	31
Company Financial Advisor	Section 2.23	31
Company Insider	Section 4.18	56
Company IP	Section 7.8(f)	66
Company Licensed IP	Section 7.8(g)	66
Company Owned IP	Section 7.8(h)	66
Company Participants	Section 4.14(a)	55
Company Permits	Section 2.10	15
Company Plans	Section 1.10(a)	6
Company	Preamble	1
Company Preferred Stock	Section 2.2(a)	8
Company Recommendation	Section 4.2(b)	46
Company Registered IP	Section 7.8(i)	67
Company Rights Agreement	Section 2.2(a)	9
Company Rights	Section 2.2(a)	9
Company SEC Reports	Section 2.4(a)	10
Company Securities	Section 2.2(a)	9
Company Stock Option or Options	Section 1.10(a)	6
Company Stockholder Approval	Section 2.3(a)	10
Company Stockholders Meeting	Section 2.3(a)	10
Company Voting Agreements	Preamble	1
Contract	Section 2.20(a)	28

v

DGCL	Section 1.1	1
Distribution Date	Section 2.25	32
DOL	Section 2.11(b)	16
Effective Time	Section 1.2	2
Employee Agreement	Section 2.11(a)(v)	16
Employee	Section 2.11(a)(iv)	15
Employment Agreements	Preamble	1
End User Agreements	Section 2.20(c)(ii)	30
Environmental Laws	Section 2.13(a)	21
ERISA Affiliate	Section 2.11(a)(ii)	15
ERISA	Section 2.11(a)(i)	15
Exchange Act	Section 2.2(b)	10
Exchange Agent	Section 1.9(a)	4
Exchange Fund	Section 1.9(a)	4
Exchange Ratio	Section 1.8(b)	3
Final Date	Section 6.1(b)(ii)	60
Financial Statements	Section 2.4(a)	11
Governmental Entity	Section 2.6	12
Hazardous Material	Section 2.13(a)	21
HSR Act	Section 2.6	12
incentive stock options	Section 1.10(a)	6
include or including	Section 7.8(l)	67
include, without limitation	Section 7.8(l)	67
including, without limitation	Section 7.8(l)	67
Indemnified Liabilities	Section 4.9(a)	52
Indemnified Persons	Section 4.9(a)	52
Insurance Policies	Section 2.16	27
Insured Parties	Section 4.9(c)	53
Intellectual Property	Section 7.8(j)	67
IRS	Section 2.11(a)(vi)	16
ISOs	Section 1.10(a)	6
Joint Proxy Statement/Prospectus	Section 2.5	12
knowledge or known	Section 7.8(k)	67
Lease Documents	Section 2.17(a)	28
License-In Agreement	Section 2.15(b)	24
Lien	Section 7.8(m)	67
Material Adverse Effect on Parent	Section 7.8(o)	68
Material Adverse Effect on the Company	Section 7.8(n)	67
Material Contract	Section 2.20(a)	28
Material Contracts	Section 2.20(a)	28
Merger Consideration	Section 1.8(a)	3
Merger	Section 1.1	1
Multiemployer Plan	Section 2.11(a)(vii)	16
Multiple Employer Plan	Section 2.11(a)(viii)	16
Nondisclosure Agreement	Section 4.6(c)	51
Notice of Superior Proposal	Section 4.3(b)	48
Other Interests	Section 2.1(c)	8
Parent Benefit Plans	Section 3.16(a)	39

Parent Board	Section 3.3(a)	34
Parent Common Stock	Section 1.8(a)	3
Parent Disclosure Schedule	Article 3	32
Parent ESPP	Section 4.14(b)	55
Parent Fairness Opinion	Section 3.10	37
Parent Financial Advisor	Section 3.10	37
Parent Permits	Section 3.14	38
Parent Plans	Section 3.2(a)	33
Parent	Preamble	1
Parent Recommendation	Section 4.2(c)	47
Parent Rights Agreement	Section 3.2(a)	34
Parent Rights	Section 3.2(a)	33
Parent SEC Reports	Section 3.5(a)	35
Parent Securities	Section 3.2(a)	34
Parent Stockholder Approval	Section 3.3(a)	34
Parent Stockholders Meeting	Section 3.3(a)	34
Parent Technology License	Section 3.17	39
Parent Voting Agreements	Preamble	1
Pension Plan	Section 2.11(a)(ix)	16
person	Section 7.8(p)	68
Proceeding	Section 7.8(q)	68
Qualifying Amendment	Section 7.8(r)	69
Registered Intellectual Property	Section 7.8(s)	69
Restricted Company Share	Section 1.8(e)	4
Restricted Parent Shares	Section 1.8(e)	4
S-4	Section 2.5	12
Sarbanes-Oxley Act	Section 2.4(c)	11
SEC	Section 2.4(a)	10
Section 16 Information	Section 4.18	56
Securities Act	Section 2.2(a)	9
Share	Section 1.8(a)	3
Shares	Section 1.8(a)	3
Shrinkwrap Software	Section 2.15(b)	24
Significant Parent Product	Section 3.17	39
Subsidiary	Section 2.1(a)	8
Superior Proposal	Section 4.3(c)	49
Surviving Corporation	Section 1.1	1
Tax or Taxes	Section 2.14(a)(i)	22
Tax Return	Section 2.14(a)(ii)	22
Third Party Acquisition Proposal	Section 4.3(c)	49
Third Party	Section 4.3(c)	49
Triggering Event	Section 2.25	32
Welfare Plan	Section 2.11(a)(x)	16

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 1, 2003, is by and among PeopleSoft, Inc., a Delaware corporation (“Parent”), J.D. Edwards & Company, a Delaware corporation (the “Company”), and Jersey Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition”).

WHEREAS, the Boards of Directors of the Company and Acquisition have each unanimously (i) determined that the Merger is advisable to and fair and in the best interests of their respective corporations and stockholders, and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement and the Board of Directors of Parent has unanimously approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, for U.S. Federal income tax purposes it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the stockholders of the Company set forth on Annex A hereto have executed and delivered to Parent irrevocable proxy and voting agreements (the “Company Voting Agreements”), in the form of Exhibit C as an inducement to Parent to enter into this Agreement;

WHEREAS, the stockholders of Parent set forth on Annex B hereto have executed and delivered to the Company irrevocable proxy and voting agreements (the “Parent Voting Agreements”), in the form of Exhibit D as an inducement to the Company to enter into this Agreement; and

WHEREAS, certain officers and employees of the Company have entered into employment and noncompetition agreements (the “Employment Agreements”), effective upon consummation of the Merger, as an inducement to Parent to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.1.    The Merger.    At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Acquisition shall be merged with and into the Company (the “Merger”). Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of Acquisition shall cease. At the election of Parent, Parent, or a Delaware limited liability company wholly owned by Parent (“Acquisition LLC”), may be substituted herein for Acquisition, and the Merger may be restructured so that the Company shall be merged with and into Parent or Acquisition LLC, with the result that Parent or Acquisition LLC shall become the “Surviving Company”; provided, however, that such substitution will not prevent the closing conditions in Section 5.2(d) and 5.3(d) from being satisfied. If Parent elects to effect such substitution of Parent or Acquisition LLC for Acquisition and the foregoing conditions for such substitution are satisfied, the parties shall amend this Agreement, prior to Closing and effective prior to the Effective Time, as reasonably necessary to effect such substitution; provided further, that, notwithstanding anything to the contrary in this Agreement, in no event shall Parent be entitled to terminate this Agreement because of the direct or indirect effect of such election by Parent, and no condition set forth in Section 5.1 or Section 5.3, which shall have otherwise been satisfied, shall be considered not satisfied because of the direct or indirect effect of such election, including as a result of the necessity of obtaining additional consents or approvals. Parent, as the sole stockholder of Acquisition, hereby approves the Merger and this Agreement.

Section 1.2.    Effective Time.    Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, a Certificate of Merger substantially in the form of Exhibit A (the “Certificate of Merger”) shall be duly executed and acknowledged by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to Section 251 of the DGCL. The Merger shall become effective at such time as a properly executed copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL or such later time as Parent and the Company may agree upon and as set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 1.3.    Closing of the Merger.    The closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the parties, which shall be no later than the second business day after satisfaction (or waiver) of the latest to occur of the conditions set forth in Article 5 except for such conditions which may only be satisfied by delivery of documents or certificates at the Closing, at the offices of Gibson, Dunn & Crutcher LLP, One Montgomery Street, San Francisco, California 94104, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.4.    Effects of the Merger.    The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5.    Certificate of Incorporation and Bylaws.    The Certificate of Incorporation of the Surviving Corporation shall be amended to read the same as the Certificate of Incorporation of Acquisition in effect at the Effective Time, and shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with Applicable Law; provided, however, that at the Effective Time, Article I of the Certificate of

Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as following: “The name of this corporation is J.D. Edwards & Company.” The bylaws of the Surviving Corporation shall be amended as necessary to read the same as the bylaws of Acquisition in effect at the Effective Time until amended in accordance with Applicable Law.

Section 1.6.    Directors.    The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such director’s successor is duly elected or appointed and qualified.

Section 1.7.    Officers.    The officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such officer’s successor is duly elected or appointed and qualified.

Section 1.8.    Conversion of Shares.

(a)    At the Effective Time, each share of common stock, par value $0.001 per share, of the Company (each a “Share” and, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company’s treasury and (ii) Shares held by Parent or Acquisition) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become a number of fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) equal the Exchange Ratio (the “Merger Consideration”). Unless the context otherwise requires, each reference in this Agreement to shares of Parent Common Stock and to the Shares shall include the associated Parent Rights and associated Company Rights, respectively. Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(b)    The “Exchange Ratio” shall be 0.860.

(c)    At the Effective Time, each outstanding share of the common stock, $0.001 par value per share, of Acquisition shall be converted into one share of common stock, $0.001 per share, of the Surviving Corporation.

(d)    At the Effective Time, each Share held in the treasury of the Company and each Share held by Parent or Acquisition immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist, and no shares of Parent Common Stock shall be delivered with respect thereto.

(e)    Each Share subject to repurchase by the Company, or that is otherwise subject to a risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, issued and outstanding immediately prior to the Effective Time (each a “Restricted Company Share”) shall be exchanged pursuant to Section 1.8(a) into Parent Common Stock, subject to repurchase by Parent on the same terms as governed such Restricted Company Shares prior to the Merger (“Restricted Parent Shares”); provided, however, that the repurchase price for each Restricted Parent Share issued with respect to a Restricted Company Share shall equal the repurchase price for the Restricted Company Share divided by the Exchange Ratio. Certificates representing the Restricted Parent Shares shall be held by Parent until such shares are no longer subject to repurchase. Cash dividends on Restricted Parent Shares will be distributed to the holder of such Restricted Parent Shares on whose behalf the Restricted Parent Shares are being held by Parent. Any shares of Parent Common Stock or other equity securities issued or distributed by Parent, including shares issued upon a stock dividend or split, in respect of Restricted Parent Shares (which remain restricted at the time of such distribution) will be subject to the same restrictions and other terms as the Restricted Parent Share with respect to which the distribution is made. Each holder of Restricted Parent Shares will have voting rights with respect to Restricted Parent Shares (and other voting securities) held by Parent on its behalf.

Section 1.9.    Exchange of Certificates.

(a)    Promptly following the Effective Time, as required by subsections (b) and (c) below, Parent shall deliver to its transfer agent, or a depository or trust institution of recognized standing selected by Parent and reasonably satisfactory to the Company (the “Exchange Agent”) for the benefit of the holders of Shares for exchange in accordance with this Article 1: (i) certificates representing the appropriate number of shares of Parent Common Stock issuable pursuant to Section 1.8 and (ii) cash to be paid in lieu of fractional shares of Parent Common Stock (such shares of Parent Common Stock and such cash are hereinafter referred to as the “Exchange Fund”), in exchange for outstanding Shares.

(b)    Parent shall use commercially reasonable efforts to cause the Exchange Agent, promptly after the Effective Time (and in no event later than five (5) business days following the Effective Time), to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) and whose Shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article 1, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 1.9.

(c)    No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.9(f), until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of Applicable Law, following surrender of any such Certificate there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor without interest (i) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.9(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole shares of Parent Common Stock and (ii) at the appropriate payment date the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

(d)    If any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor upon the making of an affidavit of that fact by the holder thereof such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that Parent or the Exchange Agent may, in its discretion, require the delivery of a bond or indemnity reasonably satisfactory to Parent and the Exchange Agent.

(e)    All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.9(c) or 1.9(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

(f)    No fractions of a share of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Parent Common Stock shall upon surrender of his or her Certificate or Certificates be entitled to receive an amount of cash (without interest) determined by multiplying the average closing sale prices for one share of Parent Common Stock as reported on the Nasdaq National Market for the five (5) trading days prior to the Effective Time by the fractional share interest to which such holder would otherwise be entitled (after aggregating all shares owned by such holder). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

(g)    Any portion of the Exchange Fund that remains undistributed to the stockholders of the Company upon the expiration of twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any stockholders of the Company who have not theretofore complied with this Article 1 shall thereafter look only to Parent for payment of their claim for Parent Common Stock and cash in lieu of fractional shares, as the case may be, and any applicable dividends or distributions with respect to Parent Common Stock.

(h)    Neither Parent nor the Company shall be liable to any holder of Shares for shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

Section 1.10.    Stock Options.

(a)    At the Effective Time, each outstanding option, warrant or other right to purchase Shares (a “Company Stock Option” or collectively, “Company Stock Options”) issued pursuant to the Company’s 1992 Incentive Stock Option Plan, 1992 Nonqualified Stock Option Plan, 1997 Employee Stock Purchase Plan, 1997 Equity Incentive Plan, 1997 Employee Stock Purchase Plan for Non-United States Employees, 2003 J.D. Edwards & Company Equity Incentive Plan, YOUcentric 2000 Equity Compensation Plan or other agreement or arrangement, whether vested or unvested, shall be converted as of the Effective Time into an option, warrant or right, as applicable, to purchase shares of Parent Common Stock in accordance with this Section 1.10. All plans or agreements described above pursuant to which any Company Stock Option has been issued or may be issued other than outstanding warrants or rights are referred to collectively as the “Company Plans.” At the Effective Time, each Company Stock Option so converted shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable to such Company Stock Option as set forth in the applicable Company Plan and the agreement(s) evidencing the grant thereof immediately prior to the Effective Time, including provisions with respect to vesting, a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock that the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Stock Option in full immediately prior to the Effective Time at a price per share equal to (x) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Stock Option divided by (y) the product of (i) the number of Shares otherwise purchasable pursuant to such Company Stock Option, multiplied by (ii) the Exchange Ratio; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 through Section 424 of the Code (“incentive stock options” or “ISOs”) the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined so as to comply with Section 424(a)

of the Code and it is the intention of the parties that such options will qualify as incentive stock options following the Effective Time.

(b)    As soon as practicable (but in no event later than thirty (30) days) after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders’ rights pursuant to the applicable Company Plan and that the agreements evidencing the grants of such options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.10 after giving effect to the Merger).

(c)    At or before the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed in accordance with this Section 1.10. Within ten (10) business days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to any Company Stock Options held by all persons with respect to whom registration on Form S-8 is available and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(d)    At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Plans to give effect to the foregoing provisions of this Section 1.10.

Section 1.11.    Withholding Rights.    Each of the Company, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article 1 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Company, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or Parent, as the case may be.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each of Parent and Acquisition, subject to the exceptions set forth in the Disclosure Schedule (the “Company Disclosure Schedule”) delivered by the Company simultaneously with the execution hereof (which Company Disclosure Schedule shall specifically identify the specific Section or subsection, as applicable, to which each such exception relates), that:

Section 2.1.    Organization and Qualification; Subsidiaries; Investments.

(a)    Section 2.1(a) of the Company Disclosure Schedule sets forth a true and complete list of each person in which the Company owns, directly or indirectly, 50% or more of the voting interests or of which the Company otherwise has the right to direct the management (each, a “Subsidiary”) together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity interests owned directly or indirectly by the Company. All of the outstanding capital stock or other ownership interests of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction. Each of the Company and Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where any failure of any Subsidiary to be so organized, existing and in good standing could be cured by a ministerial filing or payment of a fee or tax. The Company has made available to Parent and Acquisition accurate and complete copies of the Certificate of Incorporation and bylaws or comparable other governing documents, each as in full force and effect on the date hereof, of the Company and each of its Significant Subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X of the SEC). Other than as specified in Section 2.1(a) of the Company Disclosure Schedule, the Company has no operating Subsidiaries other than those incorporated in a state of the United States.

(b)    Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(c)    Section 2.1(c) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each equity investment (including obligations that are convertible into equity securities) made by the Company or any Subsidiary in any person (including the percentage ownership as of the most recent practicable date for which the Company or such Subsidiary has capitalization information for such entity and any management rights granted to the Company or any such Subsidiary) other than the Subsidiaries (“Other Interests”). The Other Interests are owned directly or indirectly by the Company free and clear of all Liens.

Section 2.2.    Capitalization of the Company and its Subsidiaries.

(a)    The authorized capital stock of the Company consists of (i) Three Hundred Million (300,000,000) Shares, of which, as of May 28, 2003, One Hundred Twenty-Two Million Four Hundred Twenty-Six Thousand Six Hundred Sixty-Four (122,426,664) Shares were issued and outstanding; and (ii) Five Million (5,000,000) shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”), none of which are outstanding as of the date hereof. All of the outstanding Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of May 28, 2003, an aggregate of Thirty-One Million Nine Hundred Sixty-Six Thousand Two Hundred Sixty-Nine (31,966,269) Shares were reserved for issuance of which Twenty-Two Million Forty-Five Thousand Three Hundred and One (22,045,301) Shares were issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Plans. Between May 28, 2003 and the date hereof, no shares of the Company’s capital stock have been issued other than pursuant to the exercise of Company Stock Options already in existence on such first date, and between May 28, 2003 and the date hereof, no stock options have been granted. Except as set forth above and for the stockholder rights (“Company Rights”) issued pursuant to that certain Preferred Stock Rights Agreement, dated as of October 22, 2001, as amended, between the Company and Computershare Trust Company, Inc., as Rights Agent (the “Company Rights Agreement”), as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary convertible into or exchangeable or exercisable for, shares of capital stock or other voting securities of the Company or any Subsidiary, (iii) no options, warrants or other rights to acquire from the Company or any Subsidiary, and no obligations of the Company or any Subsidiary to issue any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or other voting securities of the Company or any Subsidiary, and (iv) no equity equivalent interests in the ownership or earnings of the Company or any Subsidiary or other similar rights. All of the outstanding Shares and Company Stock Options (collectively “Company Securities”) were issued in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws. As of the date hereof, except with respect to the Restricted Company Shares, there are no outstanding rights or obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares of its capital stock or other ownership interests. Other than the Company Voting Agreements, there are no stockholder agreements, voting trusts or other arrangements or understandings to which the Company, the Company Board or any Subsidiary is a party, and to the Company’s knowledge, there are no other agreements, voting trusts or other arrangements or understandings, relating to the voting or registration of any shares of capital stock or other voting securities of the Company or any Subsidiary. Other than treasury stock as described in the Financial Statements, no Shares, Company Preferred Stock or Company Stock Options are owned by the Company or any Subsidiary. The Company has provided to Parent a true and complete list of all holders of outstanding Restricted Company Shares or Company Stock Options, the exercise or vesting schedule, the exercise price per share, and the term of each Restricted Company Share or Company Stock Option, as applicable and in the case of Company Stock Options, whether such option is a nonqualified stock option or incentive stock option, and any restrictions on the Company’s right to repurchase of the Shares underlying the options, and whether or not, to the Company’s knowledge, an election under Section 83(b) of the Code is in effect with respect to such Shares that are Restricted Company Shares, in each case as of the date hereof. None of the terms of the Company Stock Options or Restricted Company Shares provides for accelerated vesting as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Other than as disclosed in the Company’s SEC Reports filed on or before the date hereof, since the Company’s initial public offering, the Company has not granted Company Stock Options to employees or consultants under any Company Plan at an exercise price of less than the fair market value per Share at the time of grant as determined in good faith by the Company Board.

(b)    The Company Rights and the Shares constitute the only classes of equity securities of the Company or its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 2.3.    Authority Relative to this Agreement; Recommendation.

(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”). The Company Board has directed that this Agreement be submitted to the Company’s stockholders for approval at the meeting of the Company’s stockholders to be held in connection with the Merger (the “Company Stockholders Meeting”), and except for the approval of the Merger and the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition, constitutes the valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

(b)    Without limiting the generality of the foregoing, the Company Board has unanimously (i) determined that the Merger is advisable and fair to, and in the best interests of the Company and the Company’s stockholders and (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, (iii) resolved to recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s stockholders, and (iv) has not withdrawn or modified such approval or resolution to recommend (except as otherwise permitted in this Agreement).

Section 2.4.    SEC Reports; Financial Statements; Sarbanes-Oxley Act Compliance.

(a)    The Company has filed all required forms, reports and documents (“Company SEC Reports”) with the Securities and Exchange Commission (the “SEC”) since October 31, 1999, each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each law as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded or amended by a Company SEC Report filed subsequently and prior to the date hereof. The consolidated financial statements of the Company included in the Company SEC Reports (the “Financial Statements”) fairly presented in all material respects, in conformity with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto and except that unaudited statements do not contain footnotes in substance or form required to the extent permitted by Form 10-Q of the Exchange Act), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended, except that the unaudited interim financial statements of the Company contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2003 were subject to normal adjustments that are not expected to be material in amount.

(b)    The Company has heretofore made, and hereafter will make, available to Acquisition or Parent a complete and correct copy of any amendments or modifications that are required to be filed with or submitted to the SEC but have not yet been filed with or submitted to the SEC to agreements, documents or other instruments that previously had been filed with or submitted to the SEC by the Company pursuant to the Exchange Act.

(c)    Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(d)    Since October 31, 1999, neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(e)    To the knowledge of the Company, no employee of the Company or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law. Neither the Company nor any Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

Section 2.5.    Information Supplied.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “S-4”) will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the joint proxy statement/prospectus relating to the matters to be submitted to the Company’s stockholders at the Company Stockholders Meeting and the matters to be submitted to Parent’s stockholders at the Parent Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) will, at the date mailed to stockholders of the Company and Parent and at the times of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The Joint Proxy Statement/Prospectus, insofar as it relates to the Company Stockholders Meeting, will comply, as of its mailing date, as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Parent or Acquisition which is contained in or omitted from any of the foregoing documents or which is incorporated by reference therein.

Section 2.6.    Consents and Approvals; No Violations.    Except for filings, permits, authorizations, consents and approvals as may be required under applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, the rules and regulations of the Nasdaq National Market, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), any filings under similar competition or merger notification laws or regulations of foreign Governmental Entities, and the filing and recordation of the Certificate of Merger as required by the DGCL, no material filing with or notice to and no material permit, authorization, consent or approval of any United States (federal, state or local) or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (each a “Governmental Entity”) is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the respective Certificate of Incorporation or bylaws (or similar governing documents) of the Company or any Subsidiary, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any Material Contract or (iii) violate any material order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any Subsidiary or any of their respective properties or assets.

Section 2.7.    No Default.    Neither the Company nor any Subsidiary is in (i) breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) of any term, condition or provision of its Certificate of Incorporation or bylaws (or similar governing documents), (ii) breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) of any material term, condition or provision of (A) any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any Subsidiary is now a party or by which it or any of its properties or assets may be bound or (B) any material order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any Subsidiary or any of its properties or assets.

Section 2.8.    No Undisclosed Liabilities; Absence of Changes.    Except as and to the extent disclosed in the Company SEC Reports filed on or before the date hereof or as reflected on the consolidated balance sheet of the Company for the quarter ended April 30, 2003), a true and correct copy of which has been provided to Parent, other than liabilities or obligations to suppliers, vendors, employees and landlords incurred in the ordinary and usual course of such business consistent with past practices, neither the Company nor any Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by United States generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company (including the notes thereto). Except for the negotiation and execution of this Agreement, between April 30, 2003 and the date hereof, the Company and each Subsidiary have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practices, and there has not been any:

(a)    Material Adverse Effect on the Company;

(b)    damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any Subsidiary and having a value at the time of the incident of Two Million Dollars ($2,000,000) or more, whether or not covered by insurance;

(c)    declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary, repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary except for repurchases from individuals following their termination of service required by the terms of their pre-existing stock option or purchase agreements;

(d)    other than amendment of the Company Rights Plan pursuant to Sections 2.25 and 4.16 hereof, amendment of any term of any outstanding security of the Company or any Subsidiary;

(e)    incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts not in excess of One Million Dollars ($1,000,000);

(f)    creation or assumption by the Company or any Subsidiary of any Lien on any asset or property with a value of One Million Dollars ($1,000,000) or more;

(g)    loan, advance or capital contribution made by the Company or any Subsidiary to, or investment in, any person other than (i) loans or advances to employees in connection with business-related travel, in each case made in the ordinary course of business consistent with past practices, (ii) loans, advances or capital contributions or investments by the Company to or in any wholly-owned Subsidiary, by any wholly-owned Subsidiary in the Company or, by any wholly-owned Subsidiary in any other wholly-owned Subsidiary, and (iii) the Other Interests;

(h)    transaction or binding commitment made, or any Contract entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets or property) or any relinquishment by the Company or any Subsidiary of any Contract or other right, in either case, having a stated contract amount or otherwise potentially involving Company or Subsidiary obligations or entitlements with a value of One Million Dollars ($1,000,000) or more (other than Contracts with customers and suppliers entered into in the ordinary course of business, consistent with past practices);

(i)    labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, or any lockouts, strikes, work stoppages or, to the knowledge of the Company, any threats thereof or any slowdowns or threats thereof by or with respect to such employees;

(j)    exclusive license, distribution, marketing or sales agreement entered into or any agreement to enter into any exclusive license, distribution, marketing or sales agreement;

(k)    commitment to any person to (i) develop software without charge or (ii) incorporate any software into any of the Company’s products;

(l)    change by the Company in any of its accounting principles, practices or methods; or

(m)    increase in the compensation payable or that could become payable by the Company or any Subsidiary to (i) officers of the Company or any Subsidiary or (ii) any employee of the Company or any Subsidiary whose annual cash compensation is One Hundred Thousand Dollars ($100,000) or more.

Section 2.9.    Litigation.    Except as disclosed in the Company SEC Reports filed on or before the date hereof, there are no suits, actions, proceedings, investigations or material claims pending or, to the knowledge of the Company, any credible threat thereof against the Company, its Subsidiaries or any of their respective properties or assets before any

Governmental Entity. Except as disclosed in the Company SEC Reports filed on or before the date hereof, neither the Company nor any Subsidiary is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that reasonably could be expected to result in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or such Subsidiary exceeding One Million Dollars ($1,000,000) or that reasonably could be expected to prevent the consummation of the transactions contemplated hereby.

Section 2.10.    Compliance with Applicable Law.    Except as disclosed in the Company SEC Reports, each of the Company and Subsidiaries holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (collectively, the “Company Permits”). Except as disclosed in the Company SEC Reports filed on or before the date hereof, each of the Company and Subsidiaries has materially complied, and is in material compliance with, the terms of the Company Permits. Except as disclosed in the Company SEC Reports filed on or before the date hereof, the businesses of the Company and each Subsidiary have been and are being conducted in material compliance with all material Applicable Laws. Except as disclosed in the Company SEC Reports filed on or before the date hereof, no investigation or review by any Governmental Entity with respect to the Company or any Subsidiary is pending or, to the knowledge of the Company, threatened.

Section 2.11.    Employee Benefits.

(a)    Definitions.    For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(ii)    “ERISA Affiliate” means any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

(iii)    “Company Employee Plan” refers to any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, stock option, stock purchase, stock bonus, performance awards, membership interest or membership interest-related awards, retirement, health, life, disability insurance, dependent care, retirement, medical, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, written or unwritten, including without limitation each “employee benefit plan,” within the meaning of Section 3(3) of ERISA that is or has within the last three (3) years been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee and pursuant to which the Company or any ERISA Affiliate has or may have any material liability whether contingent or otherwise;

(iv)    “Employee” means any current or former employee, director, or officer of the Company or any Subsidiary;

(v)    “Employee Agreement” refers to each management, employment (other than offer letters that do not alter “at will” employment relationships and do not create any other binding obligation on the Company other than setting initial compensation and rights to participate in standard benefits), severance, or consulting agreement or contract as to which obligations of the Company either currently or in the future are greater or could reasonably be expected to be greater than Fifty Thousand Dollars ($50,000) and each relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between the Company or any Subsidiary and any Employee or consultant, as to which obligations of the Company either currently or in the future are greater or could reasonably be expected to be greater than Ten Thousand Dollars ($10,000);

(vi)    “IRS” means the Internal Revenue Service;

(vii)    “Multiemployer Plan” means any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(viii)    “Multiple Employer Plan” means any “Pension Plan” (as defined below) which is a “multiple employer plan,” as defined in Section 4063 or 4064 of ERISA;

(ix)    “Pension Plan” refers to each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; and

(x)    “Welfare Plan” refers to each Company Employee Plan which is a welfare plan as defined in ERISA Section 3(1).

(b)    Company Employee Plans and Employee Agreements.    Section 2.11(b) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement other than Employee Agreements with Employees located in foreign countries that (A) are customary or required by local law and (B) contain only customary and/or legally required terms. The Company has never orally or in writing represented, promised or contracted to any Employee to maintain or sponsor any Company Employee Plan other than those listed in Section 2.11(b) of the Company Disclosure Schedule. The Company has also made available to Parent complete and correct copies of (i) the most recent plan documents, related trust documents, adoption agreements, summary plan descriptions, and all amendments thereto for each Company Employee Plan; (ii) the most recent annual reports on Form 5500 filed with the IRS with respect to each Company Employee Plan where such report is required; (iii) each group annuity contract, insurance policy, service agreement, and other material agreement or policy related to any Company Employee Plan; (iv) the most recent annual nondiscrimination test reports for each Company Employee Plan; (v) the most recent actuarial and audit reports for each Pension Plan; (vi) all IRS determination letters and rulings received by the Company and, for the last three years, copies of all correspondence to or from the IRS, Pension Benefit Guaranty Corporation or the Department of Labor (“DOL”) with respect to any proceeding involving any Company Employee Plan; (vii) all material communications to any Employee relating to any Company Employee Plan, or in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company; and (viii) the most recent registration statement and prospectus prepared in connection with each Company Employee Plan.

(c)    Employee Plan Compliance.    (i) Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and all Applicable Laws, including without limitation ERISA and the Code; (ii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan that could subject the Company, any Subsidiary or any Employee to any material liability; (iii) no Employee of the Company has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Company Employee Plan; (iv) there are no Proceedings pending, or, to the Company’s knowledge, threatened or reasonably anticipated (other than routine claims for benefits) with respect to any Company Employee Plan or with respect to the assets of any Company Employee Plan which could reasonably be expected to result in a material liability to the Company or any Company Employee Plan; (v) other than the Company Plans (including outstanding Company Stock Options thereunder) or the Company’s Management Change in Control Plan, each Company Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without material Liability to the Company, Parent or any of their respective ERISA Affiliates (other than as required by Applicable Law, amounts for accrued benefits and administration or contract expenses incurred in a termination event); (vi) there are no inquiries, investigations, audits or Proceedings pending or, to the Company’s knowledge, threatened by the IRS or DOL with respect to any Company Employee Plan or any related trust; (vii) neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Sections 4975 through 4980B of the Code; (viii) each Pension Plan that is intended to be qualified under Section 401(a) of the Code is and has received a favorable determination, notification, advisory and/or opinion letter with respect to such status from the IRS or has time remaining to apply under applicable Treasury Regulation or IRS pronouncement for a determination, notification, advisory and/or opinion letter and to make any necessary amendments, and to the Company’s knowledge, no event has occurred and no condition or circumstance has existed or exists which may reasonably be expected to result in the disqualification of such Pension Plan; (ix) there is no violation of any reporting or disclosure requirements imposed by ERISA or the Code with respect to any Company Employee Plan that could result in a material Liability to the Company; (x) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code (without regard to any waivers of such requirements) or the terms of the Employee Plan, have been made on or before their due dates (including any contractual or statutory grace periods); (xi) neither Company nor any ERISA Affiliate is, nor could any of them reasonably expect to be, subject to (A) a security interest pursuant to Section 412(f) of the Code or (B) a lien pursuant to Section 412(n) of the Code or Section 4068 or 302(f) of ERISA; (xii) no event has occurred and there exists no condition or set of circumstances which could reasonably be anticipated to result in any material Liability to the Parent, the Company or its ERISA Affiliates with respect to any Company Employee Plan except to provide benefits in accordance with the terms of each such Company Employee Plan; and (xiii) with respect to each Company Employee Plan, all payments due from the Company or an ERISA Affiliate to date have been made and all amounts properly accrued to date as liabilities of the Company which have not been paid have been properly recorded on the books of the Company and are reflected in the Financial Statements.

(d)    Pension Plans.    At no time has the Company or its ERISA Affiliates maintained a Pension Plan subject to Code Section 412 or ERISA Section 302.

(e)    Multiemployer and Multiple Employer Plans.    At no time has the Company or its ERISA Affiliates (which for this purpose includes any entity that has been an ERISA Affiliate of the Company) within the last seven (7) years contributed to or been required to contribute to any Multiemployer Plan or Multiple Employer Plan.

(f)    Post-Employment Obligations.    No Company Employee Plan provides, or has any Liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except (i) as may be required by statute, (ii) for benefits the full cost of which are borne by Employees of the Company (or such Employees’ beneficiaries or dependents), (iii) for death or disability benefits under any Pension Plan, or (iv) for life insurance benefits for any Employee who dies while in service with the Company.

(g)    Welfare Plans.    With respect to any Welfare Plans maintained by the Company or its ERISA Affiliates, the Company and its ERISA Affiliates have complied in all material respects with the provisions of Sections 4980B, 9801 and 9802 of the Code.

(h)    Plan Expenses and Amendment.    Since the beginning of the current plan year of any Company Employee Plan, no event has occurred and no condition or circumstance has existed that could result in a material increase in the benefits under such Company Employee Plan maintained by Company or any Subsidiary from the level of benefits for the most recently completed plan year of such Company Employee Plan. No insurance policy nor any other contract or agreement affecting any Company Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder (other than any claims for benefits under any self-funded Company Employee Plan). All amendments and actions required to bring each of the Company Employee Plans into conformity with all of the applicable provisions of ERISA and other Applicable Law have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and are disclosed on Section 2.11(h) of the Company Disclosure Schedule or will be provided to Parent within fourteen (14) days of the date hereof.

(i)    Effect of Transaction.

(i)    The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any officer or employee of the Company.

(ii)    No payment or benefit which will or may be made by the Company or Parent or any of their respective affiliates with respect to any Employee will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code.

(j)    Foreign Plans. Any Company Employee Plan which is subject to any laws, regulations, or jurisdiction outside the United States is in material compliance with the requirements of such laws.

(k)    Leased Employees and Independent Contractors. No “leased employee,” as that term is defined in Section 414(n) of the Code, or any other person who is not classified as a common law employee of the Company is eligible to participate in, nor does such person participate in, any Company Employee Plan, and, to the Company’s knowledge, no retroactive participation in any Company Employee Plan would result due to reclassification of such an individual as a common law employee of the Company or an ERISA Affiliate. The exclusion of any such individual from any Company Employee Plan would not reasonably be expected to cause any Company Employee Plan which is intended to be qualified under Code Section 401(a) to lose such qualification, nor, to the Company’s knowledge, does the exclusion of any such individual violate the terms of any Company Employee Plan.

(l)    Change of Control Plan. The Company has executed the amendment to the J.D. Edwards & Company Management Change In Control Plan (the “Change in Control Plan”) attached as Section 2.11(l) of the Company Disclosure Schedule and such amendment was duly and validly authorized and immediately prior to the Effective Time will be in full force and effect.

Section 2.12.    Labor and Employment Matters.

(a)    No collective bargaining agreement exists that is binding on the Company or any Subsidiary. Neither the Company nor any Subsidiary has received notice that any petition has been filed or proceeding instituted by an employee or group of employees of the Company or any Subsidiary with the National Labor Relations Board seeking recognition of a bargaining representative, and no such petition or proceeding is pending or, to the Company’s knowledge, threatened.

(b)    (i)    There is no (A) labor strike, dispute or stoppage pending or, to the Company’s knowledge, threatened or (B) to the Company’s knowledge, slowdown pending or threatened against the Company or any Subsidiary; and

(ii)    Neither the Company nor any Subsidiary has received in the last forty-eight (48) months any written demand letters, civil rights charges, suits or drafts of suits, administrative or other claims made by any of its employees which are or could be material.

(c)    All individuals who are performing consulting or other services for the Company or any Subsidiary are or were correctly classified by the Company as either “independent contractors” or “employees” as the case may be, and, at the Closing Date, will qualify for such classification, except as would not result in material harm to the Company.

(d)    Section 2.12(d) of the Company Disclosure Schedule contains a list of the name of each officer, employee and independent contractor of the Company and each Subsidiary, together with such person’s position or function, annual base salary or wages and any incentives or bonus arrangement with respect to such person. The Company has provided to Parent or its counsel all Form 1099s filed with the IRS for the past three (3) years. As of the date hereof, the Company has not received any information that would lead it to believe that any such person will or may cease to be engaged by the Company or applicable Subsidiary for any reason, including because of the consummation of the transactions contemplated by this Agreement.

(e)    The Company and each Subsidiary (and, to the Company’s knowledge, each of the Company’s and each Subsidiary’s material subcontractors) is in compliance with all Applicable Laws governing or relating to employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees.

(f)    The Company and each Subsidiary have in all material respects withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees.

(g)    There are no pending or, to the knowledge of the Company, threatened claims or actions against the Company or any Subsidiary under any worker’s compensation policy or long-term disability policy.

(h)    The Company is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practices).

(i)    To the Company’s knowledge, the Company has not been threatened with any claim for discrimination or harassment, including sexual harassment.

(j)    Section 2.12(j) of the Company Disclosure Schedule sets forth a complete and correct list of all employees holding visas issued by the United States, listing each such employee by name and type of visa. All other employees of the Company and each Subsidiary working in the United States and subject to United States immigration laws are citizens of the United States. To the Company’s knowledge, each employee of the Company and each Subsidiary (whether employed within or outside of the United States) possesses all applicable passports, visas or other applicable work authorizations with respect to the location at which they are employed or with respect to which they travel on behalf of the Company or any Subsidiary, and has complied with all applicable immigration and similar laws.

(k)    Neither the Company nor any Subsidiary is bound by any agreement, nor has either taken or omitted to take any action, that restricts its ability to terminate the employment of any of its employees at any time without payment or other liability.

(l)    The Company has furnished or made available to Parent a list and description of all policies and guidelines of the Company and each Subsidiary concerning employment practices, working conditions, hours and other employment matters. The

Company and each Subsidiary (and to the knowledge of the Company, each of the Company’s and its Subsidiaries’ material subcontractors) is in material compliance with all such policies and guidelines.

Section 2.13.    Environmental Laws and Regulations.

(a)    The term “Environmental Laws” means any applicable federal, state, local or foreign law, statute, treaty, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree or injunction relating to: (i) Releases (as defined in 42 U.S.C. sec. 9601(22)) or threatened Releases of Hazardous Material into the environment, (ii) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material, (iii) the health or safety of employees in the workplace, (iv) protecting or restoring natural resources or (v) the environment. The term “Hazardous Material” means (i) ”hazardous substances” (as defined in 42 U.S.C. sec. 9601(14)), including “hazardous waste” as defined in 42 U.S.C. sec. 6903, (ii) petroleum, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) asbestos and/or asbestos containing materials, (v) PCBs or materials containing PCBs, (vi) any material regulated as a medical waste, (vii) lead containing paint, and (viii) radioactive materials, but Hazardous Material does not include office and janitorial supplies properly maintained.

(b)    (i)    During the period of ownership or operation by the Company and its Subsidiaries of any of their current or previously owned or leased properties, there have been no Releases of Hazardous Material by the Company or any Subsidiary in, on, under or affecting such properties or any surrounding site which could reasonably be expected to subject the Company to material liability; (ii) the Company does not have any knowledge of the presence of any Hazardous Material in, on, under, or affecting such properties or any surrounding site which could reasonably be expected to subject the Company to material liability; (iii) none of the Company or any Subsidiary has disposed of any Hazardous Material in a manner that has led, or reasonably could be expected to lead, to a Release which could reasonably be expected to subject the Company to material liability; (iv) since January 1, 1995, none of the Company or any Subsidiary has received any written notice of, or entered into any order, settlement or decree, or become legally responsible for through agreement, succession, assignment or other means, relating to: (A) any violation of any Environmental Laws by the Company or any Subsidiary or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of Environmental Laws by the Company or any Subsidiary or (B) the response to or remediation of Hazardous Material at or arising from any of the Company’s or any Subsidiary’s properties; (v) other than non-compliance or violations that individually or in the aggregate could not reasonably be expected to result in a fine, penalty or other liability in excess of $50,000, the Company and all Subsidiaries are in material compliance with all Environmental Laws and there have been no material violations of any Environmental Laws by the Company or any Subsidiary; (vi) the Company does not have any knowledge of any fact that is reasonably likely to result in material liability to the Company under any Environmental Law or which could reasonably be expected to prevent the Company or any Subsidiary from complying with Environmental Laws; and (vii) other than non-compliance or violations that individually or in the aggregate could not reasonably be expected to result in a fine, penalty or other liability in excess of $50,000, each of the Company and each Subsidiary has obtained and is in material compliance with all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Entities, or from any other person, that are required under any Environmental Law applicable to the owned or leased properties of the Company or any Subsidiary.

Section 2.14.    Taxes.

(a)    Definitions. For purposes of this Agreement:

(i)    the term “Tax” (including “Taxes”) means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties and other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

(ii)    the term “Tax Return” means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

(b)    (i)    The Company and its Subsidiaries have duly and timely filed all Tax Returns required to be filed; and (ii) all Tax Returns that have been filed by the Company and its Subsidiaries are complete and accurate, except to the extent any Taxes pertaining to the inaccuracy of clauses (i) and (ii), in the aggregate, would not be material. None of the Tax Returns filed by the Company or any of its Subsidiaries was required to contain (in order to avoid the imposition of a penalty and determined without regard to disclosure that may be made after the filing of the original Tax Return) a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law). The Company and its Subsidiaries have complied in all material respects with all Applicable Laws relating to intercompany transactions and transfer pricing.

(c)    Except with respect to Taxes that, in the aggregate, would not be material, (i) the Company and its Subsidiaries have timely withheld and paid all Taxes that were required to have been withheld or have become due or payable, respectively, and have adequately provided in accordance with GAAP in the financial statements included in the Company SEC Reports filed on or before the date hereof for all Taxes (whether or not shown on any Tax Return) accrued through the date of such Company SEC Reports; and (ii) all Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by the Company SEC Reports have been incurred in the ordinary course of business of the Company consistent with past practices and have been paid when due in the ordinary course of business consistent with past practices.

(d)    No claim for assessment or collection of Taxes is presently being asserted against the Company or its Subsidiaries, other than claims that, in the aggregate, are not material, and neither the Company nor any of its Subsidiaries is a party to any pending action, proceeding, audit or investigation by any governmental taxing authority, nor does the Company have knowledge of any such threatened action, proceeding, audit or investigation. The Company has no knowledge of any contingent liabilities for Taxes that, in the aggregate, materially exceed the aggregate reserves therefor reflected in the balance sheet included in the Company SEC Reports.

(e)    Neither the Company nor any Subsidiary (nor any predecessor thereof) (A) is a party to or bound by any closing agreement, offer in compromise or any other agreement with any Tax authority, (B) is a party to a plan or agreement that could give rise to remuneration the deduction for which could be disallowed under Section 162(m) of the Code, or (C) has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. To the knowledge of the Company, each Company Stock Option identified as an incentive stock option in the list provided to Parent pursuant to Section 2.2(a) hereof, and each stock purchase right issued under an employee stock purchase plan (or similar plan) has at all times since the issuance of such Company Stock Option or stock purchase right qualified for taxation under Section 421 through 423 of the Code. There are no (1) adjustments under Section 481 of the Code or any similar adjustments with respect to the Company or any Subsidiary (or their predecessors) that will be effective for any period ending after the Closing, (2) outstanding waivers or outstanding extensions of the statute of limitations in effect with respect to Taxes for which the Company or any Subsidiary could be held liable, or (3) grants of power of attorney to any person in effect with respect to Taxes for which the Company or any Subsidiary would be liable.

(f)    Neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

(g)    Neither the Company nor any Subsidiary is a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

(h)    Neither the Company nor any Subsidiary is a “consenting corporation” within the meaning of Section 341(f) of the Code.

(i)    Neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a distribution intended or purported to be governed by Section 355 of the Code.

(j)    No Subsidiary of the Company that is not a United States person, as defined in the Code, is or at any time has been a passive foreign investment company within the meaning of Section 1297 of the Code, and neither the Company nor any Subsidiary is a shareholder, directly or indirectly, in a passive foreign investment company. No Subsidiary of the Company that is not a United States person as defined in the Code (x) is, or at any time has been, engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged or (y) has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code. Neither the Company nor any Subsidiary is, or at any time has been, impacted by (A) the dual consolidated loss provisions of the Section 1503(d) of the Code, (B) the overall foreign loss provisions of Section 904(f) of the Code, or (C) the recharacterization provisions of Section 952(c)(2) of the Code.

(k)    No more than 5% of the outstanding capital stock of the Company constitutes Restricted Company Shares.

Section 2.15.    Intellectual Property.

(a)    Section 2.15(a) of the Company Disclosure Schedule accurately identifies all Company Registered IP and all unregistered trademarks currently used by the Company or any Subsidiary, which unregistered trademarks are used on or in relation to a product or service of Company which accounts individually for more than $500,000 of revenue annually, indicating for each item thereof the beneficial owner thereof and, if different, the record owner thereof, the applicable registration, issuance or other identifying number, the date of registration, issuance or filing, as applicable. In the case of any Company Registered IP in which a person other than the Company or any Subsidiary holds an ownership interest, Section 2.15(a) of the Company Disclosure Schedule identifies such person and accurately describes the extent of such interest. No person has an ownership interest in any copyright of the Company that would entitle them to exploit the copyright without the Company’s consent.

(b)    “Shrinkwrap Software” means “off-the-shelf” computer software applications, other than Company Owned IP, that are generally available to all interested purchasers and licensees on standard terms and conditions. Section 2.15(b) of the Company Disclosure Schedule accurately (i) identifies all Company Licensed IP (A) that is incorporated in Company’s products provided to customers or provided to customers in connection with products or services of the Company; (B) is “resold” or sublicensed to customers by the Company; (C) that is used by the Company as a development tool, excluding Shrinkwrap Software, or (D) is material to the Company’s business and is not covered under (A), (B) or (C), and is not Shrinkwrap Software; (ii) identifies the license or other agreement or understanding pursuant to which such Company Licensed IP is being licensed to or used by the Company or any Subsidiary (each, a “License-In Agreement”); and (iii) sets forth a complete and accurate list of the amount of any remaining unused prepaid royalty and identifies those License-In Agreements under which royalty or license fee (excluding fees for maintenance and support), may become payable by the Company or such Subsidiary, as applicable, thereunder by reason of the passage of time, use or exploitation of the Intellectual Property licensed thereunder. The rights licensed under each License-In Agreement shall be exercisable by the Surviving Corporation on and after the Closing to the same extent and at the same cost as the Company or such Subsidiary, as applicable, prior to the Closing and no party granting such rights has given formal written notice to the Company or, to the Company’s knowledge, threatened that it intends to terminate such License-In Agreement prior to the expiration thereof in accordance with its terms.

(c)    The Company or one of its Subsidiaries has good and valid title to all of the Company Owned IP, including without limitation all Company Registered IP identified in Section 2.15(a) of the Company Disclosure Schedule, free and clear of any Liens, and, to the Company’s knowledge, (i) the Company Registered IP is valid and (ii) the Company has the right to enforce the Company Owned IP against third parties. Neither the Company nor any Subsidiary is obligated to make any payment to any person in connection with the manufacture, use, sale, importation, distribution, display, modification or other exploitation of any Company Owned IP or any of the Company’s products. The Company or any Subsidiary, as applicable, is free to make, use, modify, copy, distribute, sell, license, import, export and otherwise exploit all Company Owned IP on an exclusive basis subject to any nonexclusive (w) end-user licenses granted to customers; (x) distribution rights granted to resellers or distributors in the ordinary course of business; (y) nondisclosure or confidentiality agreements pursuant to which any person has been granted access to Company Owned IP but not the right to exploit such Company Owned IP; or (z) partner agreements based on the Company’s standard form of partner agreement. No current or former employee, officer, director, stockholder, consultant or independent contractor has any valid right, claim or interest in or with respect to any Company IP which would impair or which could give rise to the impairment of the Company’s use, distribution, license or other exploitation of the Company IP.

(d)    The Company and each Subsidiary have taken reasonable measures and precautions necessary to protect, preserve and maintain the confidentiality and secrecy of all trade secrets and other confidential information material to the Company’s business and otherwise to maintain and protect the value of all Company Owned IP. Neither the Company nor any Subsidiary has disclosed or delivered or permitted to be disclosed or delivered to any person, and no person (other than employees or consultants of the Company and its Subsidiaries which need such information in the course of their employment) has access to or has any rights with respect to, trade secrets and other confidential information material to the Company’s business, the source code or any portion or aspect of the source code material to the Company’s business, or any proprietary information or algorithm contained in any source code of any software material to the Company’s business that comprises Company Owned IP, other than (i) instances where such trade secrets, confidential information and source code has been disclosed subject to an agreement with any person pursuant to which such person is required to maintain the confidentiality thereof, or (ii) other circumstances in which disclosure was made and the Company promptly acted to mitigate and prevent any further disclosure. Without limiting the generality of the foregoing, the Company has, and since 1993 has had, a policy of requiring each employee of the Company or any Subsidiary, and each independent contractor, who is involved in, or who contributes to, the creation or development of any of the Company’s products or Company Owned IP to execute and deliver an agreement, substantially similar to the forms of agreement delivered by the Company to Parent, assigning to the Company full right, title and interest in and to what they create or develop in the scope of their employment or assignment, as applicable. The Company substantially complies, and during the time period referenced above has substantially complied, with such policy. No event has occurred, and no circumstance or condition exists, that with or without notice or lapse of time will, or could reasonably be expected to, result in the disclosure or delivery to any person of source code, or any portion or aspect of source code, currently maintained in escrow.

(e)    (i)    None of the Company Owned IP or any of the Company’s products or services or the Intellectual Property used by the Company in its operations which is not Company Licensed IP or Shrinkwrap Software, infringe, misappropriate, violate, dilute or constitute the unauthorized use of any Intellectual Property of any third party and neither the Company nor any Subsidiary has received (A) any notice or claim either oral or written in the past three (3) years asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, or (B) any written notice or claim since the time of the Company’s initial public offering asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred that would be material to the business and operations of the Company. No Proceeding is pending or, to the Company’s knowledge, threatened, nor is there any pending claim or demand which challenges the ownership, legality, validity, enforceability, use, exploitation or modification by the Company or any Subsidiary of such Company Owned IP. No Company Owned IP is subject to any outstanding order, judgment, decree, or stipulation restricting the use thereof by the Company or any Subsidiary or, in the case of any Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company or such Subsidiary to any person.

(ii)    To the Company’s knowledge, the Company Licensed IP does not infringe, misappropriate, violate, dilute or constitute the unauthorized use of any Intellectual Property of any third party.

(iii)    The Company has the right to grant the licenses it grants in the course of its business.

(iv)    To the knowledge of the Company, the Company has the right to conduct its business as it is currently conducted.

(f)    All Company Registered IP is (i) to the Company’s knowledge, valid, enforceable to the full extent permitted by the jurisdiction in which it is registered and in full force and effect, and (ii) all maintenance, annuity and other fees due in respect of such Company Registered IP have been fully paid and all filings applicable thereto have been properly made except with respect to Company Registered IP that the Company has made a reasonable business judgment not to pursue protection or not to maintain. No trademark included in the Company Registered IP is now involved in any opposition or cancellation proceeding and no trademark that is currently used by the Company has been involved in any opposition or cancellation proceeding. No patent or patent application included in the Company Registered IP is now involved in any interference, reissue or reexamination proceeding.

(g)    To the knowledge of the Company, no person is infringing or misappropriating any Company Owned IP in any material respect or making any unlawful use of any products of the Company in any material respect. Neither the Company nor any Subsidiary has initiated and is maintaining before a court or in an arbitration proceeding claims or causes of action against other persons for infringement by such persons of Company Owned IP (including claims for past infringement of Intellectual Property). Neither the Company nor any Subsidiary has, during the twelve (12) month period prior to the date hereof, threatened in a writing sent by the Company’s legal department or outside counsel to initiate such proceeding.

(h)    No Company Owned IP and, to the Company’s knowledge, no Company Licensed IP, incorporated into or used in conjunction with any product, system, program or software module that is or was used in or material to (or that relates to) the assets of the Company or any Subsidiary contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

(i)    None of the software products of the Company or any Subsidiary is, in whole or in part, subject to the provisions of any open source or other source code license agreement that (i) requires the distribution of source code in connection with the distribution of the licensed software in object code form; (ii) prohibits or limits the Company or any Subsidiary from charging a fee or receiving consideration in connection with sublicensing or distributing such licensed software (whether in source code or object code form); or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the software by its terms and not by operation of law.

Section 2.16.    Insurance.    Each of the insurance policies maintained by the Company and each Subsidiary (the “Insurance Policies”) is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full, or if not yet due and payable, reserved by the Company on its unaudited balance sheet as of April 30, 2003 in accordance with United States generally accepted accounting principles. True and complete copies of all Insurance Policies have been delivered or made available to Parent. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the execution and delivery of, or consummation of any of the transactions contemplated by, this Agreement. Each of the Company and each Subsidiary has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company’s knowledge, indicated any intent to do so or not to renew any such policy. All material claims of the Company or any Subsidiary under the Insurance Policies have been filed in a timely fashion.

Section 2.17.    Title to Properties; Absence of Liens and Encumbrances.

(a)    Neither the Company nor any Subsidiary has an ownership interest in any real property, nor has it ever had an ownership interest in any real property. Section 2.17 of the Company Disclosure Schedule sets forth a complete and accurate list of all real property currently leased or subleased by the Company or any Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or any Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been delivered or made available to Parent or Parent’s counsel. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Subsidiary or, to the Company’s knowledge, by the other party to such lease or sublease, or person in the chain of title to such leased premises.

(b)    Each of the Company and Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for such imperfections of title, if any, that do not materially interfere with the present value of the subject property. For purposes of this Section 2.17 only, the terms “property” and “assets” do not include Intellectual Property.

Section 2.18.    Certain Business Practices.    None of the Company, any Subsidiary or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or any Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any payment in the nature of criminal bribery.

Section 2.19.    Product Warranties.    Section 2.19 of the Company Disclosure Schedule sets forth complete and accurate copies of the forms of written warranties and guaranties by the Company or any Subsidiary utilized with respect to its products or services. There have not been any material deviations from such warranties and guaranties that would obligate the Company or any Subsidiary to provide products or services in any form or manner not consistent with the relevant specifications for such products or services, and none of the Company, any Subsidiary or any of their respective salespeople, employees, distributors and agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties.

Section 2.20.    Material Contracts.

(a)    Section 2.20(a)    of the Company Disclosure Schedule sets forth a complete and accurate list of all written or oral contracts, agreements, notes, bonds, indentures, mortgages, guarantees, options, leases, licenses, sales and purchase orders, warranties, commitments and other instruments of any kind (each a “Contract”), to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary, is otherwise bound, as follows (each a “Material Contract” and, collectively, the “Material Contracts”):

(i)    each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii)    each Contract of the Company or any Subsidiary other than with a customer pursuant to which the Company or any Subsidiary received (or was entitled to receive) or paid (or was purportedly obligated to pay) Two Million Dollars ($2,000,000) or more in the twelve (12) month period ended April 30, 2003 (provided such Contract remains in effect as of the date hereof);

(iii)    each customer contract in effect on the date of this Agreement under which the Company or any Subsidiary (A) received in the twelve (12) month period ended April 30, 2003 or is entitled to receive thereafter (1) One Million Dollars ($1,000,000) or more for products and (2) a fixed amount to be paid in exchange for the provision of services or (B) commits to any person after the date hereof to (I) develop software without charge or (II) incorporate any software into any of the Company’s products;

(iv)    each Contract that requires payment by or to the Company after April 30, 2003 of One Million Dollars ($1,000,000) or more (provided such Contract is not by its terms cancelable by the Company or any Subsidiary on 60 days or less notice);

(v)    each Contract containing noncompetition restrictions, including any covenant limiting the right of the Company or its Subsidiaries to engage in any line of business or compete with any person in any line of business, including any geographic limitations;

(vi)    each Contract that either individually or in the aggregate is material to any line of business of the Company or any Subsidiary that requires any consent or other action by any person for, or will be subject to default, termination, material repricing or other renegotiation, or cancellation because of, the transactions contemplated hereby;

(vii)    other than Shrinkwrap Software, each Contract that either individually or in the aggregate, if terminated or expired, would materially impair or prevent Company’s ability to (A) develop, use, sell, distribute or manufacture any products or services provided to customers in the twelve (12) months ending April 30, 2003; (B) enter a line of business currently contemplated by Company or any Subsidiary; or (C) conduct internal operations in substantially the same manner and with the substantially same cost structure as conducted by Company in the (12) months ending April 30, 2003;

(viii)    each Contract for distribution of the products of the Company or any Subsidiary through distributors or other channels for resale or license to, or use by, end users;

(ix)    each Contract of the Company or any Subsidiary relating to, and evidences of, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) in excess of One Million Dollars ($1,000,000) (excluding any equipment leases involving aggregate annual payments of less than $1,000,000 per lease);

(x)    each Contract relating to any legal entity in the nature of a partnership, limited liability company, or joint venture, in which the Company owns more than 25% of the voting rights, or a material strategic alliance;

(xi)    each Contract that requires the Company or any Subsidiary to grant “most favored customer” pricing to any other person;

(xii)    each Contract which could prohibit the consummation of the transactions contemplated by this Agreement; and

(xiii)    each material Contract with any present director or executive officer of the Company or any of its Subsidiaries or any stockholder who owns or controls ten percent (10%) or more of the Shares (other than Employee Agreements), provided that any agreement that requires the payment of $60,000 per annum shall be deemed to be material.

(b)    (i)    Each Material Contract is a legal, valid and binding obligation of the Company or a Subsidiary and, to the Company’s knowledge, each other person who is a party thereto, enforceable against the Company or such Subsidiary and to the Company’s knowledge, each such other person in accordance with its terms; (ii) neither the Company or any Subsidiary nor, to the Company’s knowledge, any other party thereto is in material default any Material Contract; and (iii) neither the Company nor any Subsidiary is a party to any Material Contract that, to the Company’s knowledge, the Company or such Subsidiary does not have the present ability to fully perform.

(c)    Neither the Company nor any Subsidiary is a party to or otherwise bound by:

(i)    any fidelity or surety bond or completion bond except as required pursuant to Section 412 of ERISA;

(ii)    other than the money back guarantees contained in license agreements to the Company’s end user customers (“End User Agreements”), any Contract pursuant to which the Company or any Subsidiary has agreed to provide liquidated damages in excess of $500,000 individually or $5,000,000 in the aggregate for failure to meet performance or quality milestones;

(iii)    other than End User Agreements or agreements with sales agents or distributors of the Company’s products, any Contract pursuant to which the Company or any Subsidiary has agreed to provide (A) indemnification other than routine indemnification to a third party in the ordinary course consistent with past practices (other than this Agreement) or (B) guaranty to a third party (other than this Agreement);

(iv)    any Contract relating to the acquisition of assets, property or any interest in any business enterprise having a value in excess of One Million Dollars ($1,000,000) or disposition of assets, property or any interest in any business enterprise outside the ordinary course of the Company’s or any Subsidiary’s business and where the consideration is not Shares;

(v)    any material joint marketing or development Contract; or

(vi)    any agreement pursuant to which the Company has granted or may grant in the future, to any party any source code which is Company Owned IP or Company Licensed IP, a license or option or other right to use or acquire source code other than source code licenses contained in each End User Agreement, or agreement with sales agents or distributors of the Company’s products, all forms of which have been provided to Parent.

Section 2.21.    Suppliers and Customers.    The documents and information supplied by the Company to Parent or any of its representatives with respect to relationships and volumes of business done with the Company’s or any Subsidiary’s significant suppliers and customers are accurate in all material respects. During the last twelve (12) months, neither the Company nor any Subsidiary has received any written notices of termination or written threats of termination from any of the ten (10) largest suppliers or the twenty-five (25) largest customers of the Company and its Subsidiaries, taken as a whole.

Section 2.22.    Affiliates.    Except for the directors and executive officers of the Company, each of whom is listed in Section 2.22 of the Company Disclosure Schedule, there are no persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act (“Company Affiliates”).

Section 2.23.    Opinion of Financial Advisor.    Morgan Stanley & Co. Incorporated (the “Company Financial Advisor”) has delivered to the Company Board its opinion to the effect that as of the date such opinion was delivered, the Merger Consideration is fair, from a financial point of view, to the holders of Shares (the “Company Fairness Opinion”). The Company has been authorized by the Company Financial Advisor to permit, subject to the prior review and consent by the Company Financial Advisor (such consent not to be unreasonably withheld), the inclusion of the Company Fairness Opinion (or a reference thereto) in the Joint Proxy Statement/Prospectus. As of the date hereof, such opinion has not been withdrawn, revoked or modified. A true and complete copy of the Company Fairness Opinion will be delivered to Parent promptly after receipt of written confirmation thereof.

Section 2.24.    Brokers.    No broker, finder or investment banker (other than the Company Financial Advisor, a true and correct copy of whose engagement agreement has been provided to Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 2.25.    Company Rights Agreement.    The Company has amended the Company Rights Agreement (a copy of which such amendment has been provided to Parent prior to the date hereof) so that the entering into of this Agreement and the Company Voting Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not on the date hereof or as the result of the passage of time (i) result in any person being deemed to be an “Acquiring Person” (as defined in the Company Rights Agreement); (ii) result in the ability of any person to exercise any Company Rights under the Company Rights Agreement; (iii) enable or require the Company Rights to separate from the

Shares to which they are attached or to be triggered or become exercisable; or (iv) enable the Company to exchange any Company Rights for Shares, pursuant to Section 24 of the Company Rights Agreement or otherwise. No “Distribution Date” or “Triggering Event” (as such terms are defined in the Company Rights Agreement) has occurred or will occur as a result of the entering into of this Agreement and the Company Voting Agreements. Copies of the Company Rights Agreement, and all amendments thereto, have previously been made available to Parent.

Section 2.26.    Takeover Statutes.    The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203), and any other similar Applicable Law, will not apply to Parent or Acquisition with respect to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

Section 2.27.    Interested Party Transactions.    No director, officer or other affiliate of the Company has or has had, directly or indirectly, (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services; (iii) a beneficial interest in any Contract included in Section 2.15 or 2.20 of the Company Disclosure Schedule; or (iv) any contractual or other arrangement with the Company or any Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 2.27.

Section 2.28.    Representations Complete.    The representations and warranties made by the Company in this Agreement, the statements made in any Schedules or certificates furnished by the Company pursuant to this Agreement, and the statements made by the Company in any documents mailed, delivered or furnished to the stockholders of Parent or the Company in connection with soliciting their proxy or consent to this Agreement and the Merger, do not contain and will not contain, as of their respective dates and as of the Effective Time, any untrue statement of a material fact, nor do they omit or will they omit, as of their respective dates or as of the Effective Time, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION

Parent and Acquisition hereby represent and warrant to the Company, subject to the exceptions set forth in the Disclosure Schedule (the “Parent Disclosure Schedule”) delivered by Parent simultaneously with the execution hereof (which Parent Disclosure

Schedule shall specifically identify the specific Section or subsection, as applicable, to which each such exception relates) that:

Section 3.1.    Organization.

(a)    Each of Parent and Acquisition is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent has made available to the Company complete and accurate copies of the Certificates of Incorporation and bylaws as in full force and effect on the date hereof, of Parent and Acquisition.

(b)    Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

Section 3.2.    Capitalization of Parent and its Subsidiaries.

(a)    The authorized capital stock of the Parent consists of (i) Seven Hundred Million (700,000,000) shares of Parent Common Stock, of which, as of May 27, 2003, Three Hundred Sixteen Million Six Hundred Five Thousand Nine Hundred Forty-One (316,605,941) shares of Parent Common Stock were issued and outstanding; and (ii) Two Million (2,000,000) shares of preferred stock, par value $0.01 per share, none of which are outstanding. All of the outstanding shares of Parent Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of May 27, 2003, an aggregate of Ninety-Nine Million Six Hundred Six Thousand Seven Hundred Thirty-Eight (99,606,738) shares of Parent Common Stock were reserved for issuance of which Eighty-Two Million Five Hundred Forty Thousand Thirty-Nine (82,540,039) shares of Parent Common Stock were issuable upon or otherwise deliverable in connection with the exercise of outstanding options to purchase Parent Common Stock issued pursuant to the following plans (“Parent Plans”): Amended and Restated 1989 Stock Plan, 1992 Employee Stock Purchase Plan, Amended and Restated 2001 Stock Plan, 2000 Nonstatutory Stock Option Plan, PeopleSoft Inc. 2003 Directors Stock Plan, Teamscape Corporation 1998 Stock Plan, SkillsVillage, Inc. 1999 Stock Plan, Advance Planning Solutions, Inc. 1998 Stock Plan, Intrepid Systems, Inc. 1992 Stock Option Plan, Red Pepper Software Company 1993 Stock Option Plan, Trimark Technologies, Inc. 1993 Stock Option Plan, Trimark Technologies, Inc. Employee and Consultants Stock Option Plan 1995, Trimark Technologies Directors and Executive Officers Non-Statutory Stock Option Plan 1998, Trimark Technologies Directors and Executive Officers Stock Option Plan 1995, The Vantive Corporation Amended and Restated 1991 Stock Option Plan, The Vantive Corporation 1997 Nonstatutory Stock Option Plan. Between May 27, 2003 and the date hereof, no shares of the Parent’s capital stock have been issued other than pursuant to options already in existence on such first date issued under Parent Plans, and between May 27, 2003 and the date hereof, no stock options have been granted. Except as set forth above and for the rights (the “Parent Rights”) issued pursuant to

Parent’s First Amended and Restated Preferred Share Rights Agreement, effective as of December 16, 1997, between Parent and BankBoston, N.A. (the “Parent Rights Agreement”), as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Parent, (iii) no options, warrants or other rights to acquire from Parent or any of its subsidiaries, and, except as described in the Parent SEC Reports, no obligations of Parent or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or other voting securities of Parent, and (iv) no equity equivalent interests in the ownership or earnings of the Parent or other similar rights (collectively “Parent Securities”). As of the date hereof, there are no outstanding rights or obligations of the Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. Other than the Parent Voting Agreements, there are no stockholder agreements, voting trusts or other arrangements or understandings to which Parent is a party or by which it is bound relating to the voting or registration of any shares of capital stock or other voting securities of Parent.

(b)    The Parent Rights and Parent Common Stock constitute the only classes of equity securities of Parent or its subsidiaries registered or required to be registered under the Exchange Act.

Section 3.3.    Authority Relative to this Agreement.

(a)    Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole stockholder of Acquisition. The Board of Directors of Parent (the “Parent Board”) has directed that the issuance of Parent Common Stock pursuant to this Agreement be submitted to Parent’s stockholders for approval at the meeting of Parent’s stockholders to be held in connection with the Merger (the “Parent Stockholders Meeting”) and, except for the approval of the issuance of Parent Common Stock in the Merger by majority vote at a meeting of Parent’s stockholders at which a quorum is present (the “Parent Stockholder Approval”), no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

(b)    Without limiting the generality of the foregoing, the Parent Board has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) resolved to recommend that Parent’s stockholders approve the issuance of Parent

Common Stock in the Merger, and (iii) has not withdrawn or modified such approval or resolution to recommend.

Section 3.4.    Parent Common Stock.    The shares of Parent Common Stock to be issued upon exercise of Company Stock Options assumed by Parent hereunder will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and non-assessable and issued in compliance with federal and state securities laws. Parent has reserved the shares of Parent Common Stock to be issued upon exercise of Company Stock Options assumed by Parent pursuant hereto.

Section 3.5.    SEC Reports; Financial Statements.

(a)    Parent has filed all required forms, reports and documents (“Parent SEC Reports”) with the SEC since December 31, 1999, each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each law as in effect on the dates such forms, reports and documents were filed. None of such Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded or amended by a Parent SEC Report filed subsequently and prior to the date hereof. The consolidated financial statements of Parent included in the Parent SEC Reports fairly present in conformity with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

(b)    Parent has heretofore made, and hereafter will make, available to the Company a complete and correct copy of any amendments or modifications that are required to be filed with or submitted to the SEC but have not yet been filed with or submitted to the SEC to agreements, documents or other instruments that previously had been filed with or submitted to the SEC by Parent pursuant to the Exchange Act.

(c)    Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(d)    Since December 31, 1999, neither Parent nor any of its subsidiaries nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any of its subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any of its subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Parent or any of its subsidiaries, whether or not employed by Parent or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent.

(e)    To the knowledge of Parent, no employee of Parent or any of its subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law. Neither Parent nor any of its subsidiaries nor any officer, employee, contractor, subcontractor or agent of Parent or any such subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent or any of its subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

Section 3.6.    Information Supplied.    None of the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date mailed to stockholders of the Company and Parent and at the times of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. Each of the S-4 and the Joint Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company which is contained in or omitted from any of the foregoing documents or which is incorporated by reference therein.

Section 3.7.    Consents and Approvals; No Violations.    Except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, the rules and regulations of the Nasdaq National Market, the HSR Act, and any filings under similar competition or merger notification laws or regulations of foreign Governmental Entities and the filing and recordation of the Certificate of Merger as required by the DGCL, no material filing with or notice to, and no material permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or bylaws (or similar governing documents) of Parent or Acquisition, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent’s other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any material order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent’s other subsidiaries or any of their respective properties or assets.

Section 3.8.    No Default.    Neither Parent nor any of its subsidiaries is in (i) breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) of any term, condition or provision of its Certificate of Incorporation or bylaws (or similar governing documents), or (ii) material breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) of any term, condition or provision of (a) any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent nor any of its subsidiaries is now a party or by which it or any of its properties or assets may be bound, or (b) any material order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent nor any of its subsidiaries or any of its properties or assets.

Section 3.9.    Litigation.    Except as disclosed in the Parent SEC Reports filed on or before the date hereof, there is no suit, action, proceeding, investigation or material claim pending or, to the knowledge of Parent, any credible threat thereof, against Parent or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity. Except as disclosed in the Parent SEC Reports filed on or before the date hereof, neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that reasonably could be expected to result in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon or incurred by the Parent or such subsidiary exceeding One Million Dollars ($1,000,000) or that reasonably could be expected to prevent the consummation of the transactions contemplated hereby.

Section 3.10.    Opinion of Financial Advisor.    Citigroup Global Markets (the “Parent Financial Advisor”) has delivered to the Parent Board its opinion to the effect that, as of the date such opinion was delivered, the Exchange Ratio is fair, from a financial point of view, to Parent (the “Parent Fairness Opinion”). Parent has been authorized by the Parent Financial Advisor to permit the inclusion of the Parent Fairness Opinion (or, subject to the prior review and approval of the Parent Financial Advisor (such approval not to be unreasonably withheld), a reference thereto) in the Joint Proxy Statement/Prospectus. Such opinion has not been withdrawn, revoked or modified as of the date hereof. A true and complete copy of the Parent Fairness Opinion will be delivered to the Company promptly after receipt of written confirmation thereof.

Section 3.11.    Brokers.    No broker, finder or investment banker (other than the Parent Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

Section 3.12.    No Prior Activities.    Except for obligations incurred in connection with its incorporation or organization or the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind or entered into any agreement or arrangement with any person.

Section 3.13.    No Undisclosed Liabilities; Absence of Changes.    Except as and to the extent disclosed by Parent in the Parent SEC Reports filed on or before the date hereof other than liabilities or obligations to suppliers, vendors, employees and landlords incurred in the ordinary and usual course of such business consistent with past practices, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by United States generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent (including the notes thereto). Except for the negotiation and execution of this Agreement, between March 31, 2003 and the date hereof, the Parent and each of its subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such business consistent with past practices, and there has not been any Material Adverse Effect on Parent.

Section 3.14.    Compliance with Applicable Law.    Except as disclosed in the Parent SEC Reports filed on or before the date hereof, each of Parent and its subsidiaries holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (collectively, the “Parent Permits”). Except as disclosed in the Parent SEC Reports filed on or before the date hereof, Parent and its subsidiaries have materially complied, and are in material compliance with, the terms of Parent Permits. Except as disclosed in the Parent SEC Reports, the businesses of Parent and its subsidiaries have been and are being conducted in material compliance with all material Applicable Laws. Except as disclosed in the Parent SEC Reports filed on or before the date hereof, no investigation or review by any Governmental Entity with respect to Parent or any of its subsidiaries is pending or, to the knowledge of Parent, threatened.

Section 3.15    Suppliers and Customers.    The documents and information supplied by Parent to the Company or any of its representatives with respect to relationships and volumes of business done with Parent’s or any of its subsidiaries’ significant suppliers and customers are accurate in all material respects. During the last twelve (12) months, neither Parent nor any or its subsidiaries has received any written notices of termination or written threats of termination from any of the ten (10) largest suppliers or the twenty-five (25) largest customers of Parent and its subsidiaries, taken as a whole.

Section 3.16    Parent Employee Benefit Matters.

(a)    Section 3.16(a) of the Parent Disclosure Schedule lists, with respect to employees in the United States of Parent and, to the knowledge of Parent and its subsidiaries, all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, long term incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, change in control, and severance agreements, to which Parent or any of its subsidiaries is a party, with respect to which Parent or any of its subsidiaries has any obligation or which are maintained, contributed to or sponsored by Parent or any of its subsidiaries for the benefit of any current or former employee, officer or director of Parent or any of its subsidiaries (collectively, the “Parent Benefit Plans”), other than plans, programs, arrangements or agreements that are not material. Copies or summaries of each material Parent Benefit Plan have been made available to the Company. Neither Parent nor any of its subsidiaries has any written commitment to create, adopt or amend any material employee benefit plan, program, arrangement or agreement, other than any immaterial modification or any modification or change required by Applicable Law.

(b)    Each Parent Benefit Plan is now in all respects in compliance with its terms and with the requirements of all applicable laws and regulations, including, without limitation, ERISA and the Code, except where any non-compliance would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Parent. To the knowledge of Parent, no action, claim or proceeding is pending or threatened with respect to any Parent Benefit Plan, other than claims for benefits in the ordinary course and other than such actions, claims or proceedings that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.17    Parent Intellectual Property.    Parent (or one of its subsidiaries) owns all of the Intellectual Property, or has obtained the right to use all of the Intellectual Property that is not owned by it, that is used in any material respect in Parent’s businesses as currently conducted. The products marketed, sold or licensed to customers by Parent and its subsidiaries, exclusive of the Intellectual Property licensed from third parties, and all Intellectual Property owned by Parent (or one of its subsidiaries) and used in any material respect in Parent’s businesses as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any valid and enforceable rights owned or controlled by any third party, including any Intellectual Property of any third party. To Parent’s knowledge, the Intellectual Property it has licensed from third parties, and used in any material respect in Parent’s businesses as currently conducted, does not infringe upon, violate or constitute the unauthorized use of any valid and enforceable rights owned or controlled by any other third party. To Parent’s knowledge, no Significant Parent Product contains any material defects, the costs of which to repair or replace (or otherwise cure pursuant to a contractual obligation to a customer) would result in a Material Adverse Effect on Parent. Parent has received no formal written notice terminating or threatening the termination of any Parent Technology License due to Parent’s breach thereof. For the purposes of this Section 3.17, “Significant Parent Product” means any product sold by Parent to third party end users that accounts for a substantial portion of Parent’s revenue and “Parent Technology License” means any technology license between Parent and any third party which allows Parent to embed technology in a Significant Parent Product.

Section 3.18    Representations Complete.    The representations and warranties made by Parent and Acquisition in this Agreement, the statements made in any certificates furnished by Parent and Acquisition pursuant to this Agreement, and the statements made by Parent and Acquisition in any documents mailed, delivered or furnished to the stockholders of Parent and the Company in connection with soliciting their proxy or consent to this

Agreement and the Merger, do not contain and will not contain, as of their respective dates and as of the Effective Time, any untrue statement of a material fact, nor do they omit or will they omit, as of their respective dates or as of the Effective Time, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 4

COVENANTS

Section 4.1.    Conduct of Business.

(a)    Conduct of Business of the Company.    Except (i) as expressly contemplated by this Agreement, (ii) as described in Section 4.1 of the Company Disclosure Schedule, or (iii) to the extent that Parent shall otherwise consent in writing (such consent or declination to consent not to be unreasonably delayed), during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each Subsidiary to, conduct its operations in the ordinary course of business consistent with past practices and, to the extent consistent therewith, and with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement and except as described in Section 4.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any Subsidiary shall, without the prior written consent (such consent or declination to consent not to be unreasonably delayed) of Parent:

(i)    amend its Certificate of Incorporation or bylaws (or other similar governing instrument);

(ii)    authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), or alter or amend the terms of, any stock of any class or any other debt or equity securities or equity equivalents (including any stock options or stock appreciation rights) except for (A) the issuance and sale of Shares pursuant to options granted under the Company Plans prior to the date hereof, (B) options granted under Company Plans to purchase Shares to new hires of the Company or any Subsidiary up to an aggregate maximum amount of Three Hundred Twenty Thousand (320,000) Shares subject to options, provided that no such options may be issued that will provide for acceleration as a result of the consummation of the transactions contemplated by this Agreement whether or not in connection with any other event, including termination of employment, (C) options granted under Company Plans to purchase Shares to current employees in connection with any adjustments or promotions on a basis consistent with past practices of the Company up to a maximum of Ten Thousand (10,000) Shares subject to options individually and an aggregate maximum of One Hundred Sixty Thousand (160,000) Shares subject to options, provided that no such options may be issued that will provide for acceleration as a result of the consummation of the transactions contemplated by this Agreement whether or not in connection with any other event, including termination of employment;

(iii)    split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any Subsidiary (other than the repurchase of Restricted Company Shares and cancellation of Company Stock Options at repurchase price that is less than the last quoted sales price of the Shares on the Nasdaq National Market following termination of employment with, or provision of services to, the Company or any Subsidiary);

(iv)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(v)    alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of any Subsidiary (other than any wholly owned Subsidiary or foreign Subsidiary that would be wholly owned but for a nominal number of director or similar shares being owned by a foreign national as required by the law of the jurisdiction of such foreign Subsidiary’s organization);

(vi)    (A) incur or assume any long-term or short-term debt or issue any debt securities in excess of One Million Dollars ($1,000,000) or trade payables arising in the ordinary course of business consistent with past practices; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of any Subsidiary incurred in the ordinary course of business consistent with past practices; (C) make any loans, advances or capital contributions to or investments in any other person (other than to a Subsidiary or customary loans or advances to employees in each case in the ordinary course of business consistent with past practices); (D) pledge or otherwise subject to any Lien shares of capital stock of the Company or any Subsidiary or any of the Other Interests; or (E) mortgage or pledge any of its material properties or assets, tangible or intangible, or create or suffer to exist any new material Lien (or any increase or expansion of the scope of any existing Lien) thereupon other than as a result of modifications to synthetic lease agreements outstanding on the date hereof;

(vii)    except as may be permitted by clause (viii) below or as may be required by Applicable Law, (A) enter into, adopt, make, amend in any manner or terminate any employment agreement or any bonus payments other than bonus payments to any person who is not a participant under the Change in Control Plan and that are not in excess of Twenty Thousand Dollars ($20,000) individually or Five Hundred Thousand Dollars ($500,000) in the

aggregate, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement other than (x) offer letters to new hires provided that no such offer letter shall provide (1) for the grant of options under Company Plans that will provide for acceleration, or (2) provide any severance rights, in either case as a result of the transactions contemplated by this Agreement whether or not in connection with any other event, including termination of employment, or alter any “at will” employment relationship and (y) options under Company Plans to purchase Shares permitted by clause (ii), or (B) enter into, adopt amend in any manner or terminate any pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant in any manner or (C) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock options, restricted stock, stock appreciation rights or performance units);

(viii)    (A) pay or agree to pay any severance or termination pay to any director, officer, employee or consultant, except payments (1) made pursuant to written agreements outstanding on the date hereof or the Company’s written policy in existence on the date hereof, the terms of which are in all material respects completely and correctly disclosed on Section 4.1(a)(viii) of the Company Disclosure Schedule and copies of which have been provided to Parent, (2) that are set forth in Section 4.1(a)(viii) of the Company Disclosure Schedule with respect to the termination of employees or consultants or (3) as required by Applicable Law or (B) amend or agree to amend the Change in Control Plan, add any individual to the coverage of the Change in Control Plan or increase any person’s benefits under the Change in Control Plan;

(ix)    exercise its discretion with respect to or otherwise voluntarily accelerate the vesting of any Company Stock Option as a result of the Merger, any other change of control of the Company (as defined in the Company Plans) or otherwise;

(x)    (A) except as permitted by clause (xiii)(E) below, purchase, acquire, lease or license-in any material assets in any single transaction or series of related transactions having a fair market value in excess of Two Million Dollars ($2,000,000) in the aggregate, or sell, transfer or otherwise dispose of any material assets other than sales of its products and other non-exclusive licenses of software in the ordinary course of business consistent with past practices; (B) enter into any exclusive license, distribution, marketing or sales agreements; (C) enter into any commitment to any person to (1) develop software without charge or (2) incorporate any software into any of the Company’s products; (D) sell, transfer or otherwise dispose of any Intellectual Property other than sales of its products and other non-exclusive licenses that are in the ordinary course of business and consistent with past practices or (E) grant “most favored nation” pricing to any Person;

(xi)    except as may be required as a result of a change in law or in United States generally accepted accounting principles, change any of the accounting principles, practices or methods used by it;

(xii)    revalue any of its assets or properties, including writing down the value of assets or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practices or due to changes in GAAP requiring such revaluation that are adopted after the date hereof;

(xiii)    (A) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other person or division or business unit thereof or any equity interest therein; (B) enter into any contract or agreement that would be material to the Company and its Subsidiaries, taken as a whole other than customer contracts in the ordinary course of business consistent with past practices; (C) amend, modify or waive any right under any Material Contract of the Company or any Subsidiary; (D) modify its standard warranty terms for its products or services or amend or modify any product or service warranties in effect as of the date hereof in any material manner that is adverse to the Company or any Subsidiary; or (E) authorize any additional or new capital expenditure or expenditures that individually or in the aggregate are in excess of One Million One Hundred Thousand Dollars ($1,100,000) per month, provided that the amount by which capital expenditures in any month shall be less than One Million One Hundred Thousand Dollars ($1,100,000) shall be carried over to future months to increase the maximum that may be spent on capital expenditures in such future months;

(xiv)    make or rescind any material election relating to Taxes or settle or compromise any material Tax liability or enter into any closing or other agreement with any Tax authority with respect to any material tax liability; or file or cause to be filed any material amended Tax Return, file or cause to be filed any claim for refund of Taxes previously paid, or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;

(xv)    fail to file any material Tax Returns when due, fail to cause such Tax Returns when filed to be materially true, correct and complete, prepare or fail to file any Tax Return in a manner inconsistent with past practices in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return of the Company, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case, except to the extent required by Applicable Law, or fail to pay any material Taxes when due;

(xvi)    settle or compromise any pending or threatened suit, action or claim that (A) relates to the transactions contemplated hereby or (B) the settlement or compromise of which would involves more than One Million Dollars ($1,000,000) or that would otherwise be material to the Company with respect to non-monetary matters and its Subsidiaries or relates to any Intellectual Property matters;

(xvii)    enter into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts, agreements, or obligations which provide for payments by the Company or any Subsidiary in an amount in excess of One Million Dollars ($1,000,000) over the noncancelable term of the agreement;

(xviii)    terminate any material software development project that is currently ongoing, except pursuant to the terms of existing contracts with customers;

(xix)    fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xx)    subject to Sections 4.2 and 4.3 hereof, engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement;

(xxi)    knowingly take any action that would result in a failure to maintain trading of the Shares on the Nasdaq National Market; or

(xxii)    take or agree in writing or otherwise to take any of the actions described in Sections 4.1(i) through 4.1(xxi) (and it shall use all reasonable efforts not to take any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect).

(b)    Conduct of Business of Parent.    Except (i) as expressly contemplated by this Agreement, (ii) as described in Section 4.2 of the Parent Disclosure Schedule, or (iii) to the extent that Company shall otherwise consent in writing (such consent or declination to consent not to be unreasonably delayed), during the period from the date hereof to earlier of the Effective Time and the termination of this Agreement in accordance with its terms, prior to the Effective Time, Parent and its subsidiaries shall collectively conduct their operations in the ordinary course of business consistent with past practices, and without limiting the generality of the foregoing neither Parent nor Acquisition will:

(i)    amend its Certificate of Incorporation or bylaws (or other similar governing instrument) in a manner that would reasonably be likely to adversely affect the Parent Common Stock;

(ii)    pay or set a record date prior to the Effective Date relating to any extraordinary dividend or extraordinary distribution;

(iii)    knowingly take any action that would result in a failure to maintain trading of Parent Common Stock on the Nasdaq National Market;

(iv)    fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(v)    acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other person or division or business unit thereof or any equity interest therein if such acquisition (A) would be deemed to be a significant acquisition as defined in Rule 11-01(b)(1) of Regulation S-X, or (B) would create a substantial risk of delay in the termination or expiration of any waiting period applicable to the Merger under the HSR Act, provided that the limitations contained in this clause (B) shall not apply to any transaction closing after the termination or expiration of any waiting period applicable to the Merger under the HSR Act;

(vi)    engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

(vii)    take or agree in writing or otherwise to take any of the actions described in Sections 4.1(b)(i) through 4.1(b)(vi) (and it shall use all reasonable efforts not to take any action that would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect).

Section 4.2.    Preparation of S-4 and the Joint Proxy Statement/Prospectus; Stockholders Meetings.

(a)    As promptly as reasonably practicable following the date hereof, Parent and the Company shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the Joint Proxy Statement/Prospectus and Parent shall prepare and file with the SEC the S-4. The Joint Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the S-4 as Parent’s prospectus and, subject to the provisions of Section 4.3(b), shall include the Company Recommendation and the Parent Recommendation. Each of Parent and the Company shall use commercially reasonable efforts to have the Joint Proxy Statement/Prospectus declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise each other of any oral comments with respect to the Joint Proxy Statement/Prospectus or S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the S-4 prior to filing such with the SEC and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the S-4 shall be made without the approval of both Parent and the Company, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party hereto that are incorporated by reference in the S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that the Company, in connection with a Change in the Company Recommendation, may amend or supplement the Joint Proxy Statement/Prospectus or S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors’ deliberations and conclusions be accurately described. Parent will use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders, and the Company will use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, in each case, as promptly as reasonably practicable after the S-4 is declared effective under the Securities Act. Each party hereto will advise the other party, promptly after it receives notice thereof, of the time when the S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the S-4. If, at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company and such information should be set forth in an amendment or supplement to any of the S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Parent and the Company. Parent shall also take any commercially reasonable action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and upon the exercise of Company Stock Options, and the Company shall furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with any such action.

(b)    The Company shall duly take all lawful action to call, give notice of, convene and hold the Company Stockholders Meeting as soon as practicable on a date determined in accordance with the mutual agreement of Parent and the Company for the purpose of obtaining the Company Stockholder Approval and subject to Section 4.3, shall use commercially reasonable efforts to solicit the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone (i) the Company Stockholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to this S-4 and/or the Joint Proxy Statement/Prospectus is provided to the Company’s stockholders in advance of a vote on the Merger and this Agreement or (ii) the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the S-4 and the Proxy Statement), if there are insufficient Shares represented, either in person or by proxy, to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting. The Company Board shall recommend the approval of the plan of merger contained in this Agreement by the stockholders of the Company to the effect as set forth in Section 2.3(b) (the “Company Recommendation”), and shall not (i) withdraw, modify or qualify in any manner adverse to Parent such recommendation or (ii) take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in the Company Recommendation”); provided, however, that the Company Board may evaluate whether to make and may make pursuant to Section 4.3 a Change in the Company Recommendation prior to the Company Stockholders Meeting pursuant to Section 4.3 hereof and may make any statement required by 14d-9 or 14e-2 of the Exchange Act. Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the

purpose of approving and adopting this Agreement and the Merger and nothing contained herein shall be deemed to relieve Company of such obligation.

(c)    Parent shall duly take all lawful action to call, give notice of, convene and hold the Parent Stockholders Meeting as soon as practicable on a date determined in accordance with the mutual agreement of Parent and the Company for the purpose of obtaining the Parent Stockholder Approval and, except as set forth in this Section 4.2(c), shall use commercially reasonable efforts to solicit the Parent Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone (i) the Parent Stockholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to this S-4 and/or the Joint Proxy Statement/Prospectus is provided to Parent’s stockholders in advance of a vote on the Merger and this Agreement or (ii) the time for which the Parent Stockholders Meeting is originally scheduled (as set forth in the S-4 and the Proxy Statement), if there are insufficient Shares represented, either in person or by proxy, to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting. The Parent Board shall recommend the approval of issuance of Parent Common Stock in the Merger by the stockholders of Parent (the “Parent Recommendation”), and shall not (i) withdraw, modify or qualify in any manner adverse to the Company such recommendation or (ii) take any action or make any statement in connection with the Parent Stockholders Meeting inconsistent with such recommendation; provided, however, that the Parent Board may evaluate whether to make and may make any statement required by 14d-9 or 14e-2 of the Exchange Act.

Section 4.3.    No Solicitation or Negotiation.

(a)    The Company, its Subsidiaries and other affiliates and their respective officers, directors, representatives (including the Company Financial Advisor or any other investment banker and any attorneys and accountants) shall, and the Company shall use all reasonable efforts to cause its and its Subsidiaries’ and other affiliates’ respective non-officer employees with managerial responsibilities and agents to, immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition Proposal. The Company also agrees promptly to request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any Subsidiary, if any, to return (or if permitted by the applicable confidentiality agreement, destroy) all confidential information heretofore furnished to such person by or on behalf of the Company or any Subsidiary and, if requested by Parent, to enforce such person’s obligation to do so. Neither the Company nor any Subsidiary or other affiliates shall, nor shall the Company authorize or permit any of its or their respective officers, directors or representatives to, and the Company shall use all reasonable efforts to cause its and its Subsidiaries’ and other affiliates’ respective non-officer employees with managerial responsibilities and agents not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to or enter into any agreement with any person or group (other than Parent and Acquisition or any designees of Parent and Acquisition) concerning any Third Party Acquisition Proposal; provided, however, that if the Company Board determines in good faith, after consultation with legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company’s stockholders under the DGCL, the

Company may, in response to an unsolicited written Third Party Acquisition Proposal that the Company Board determines in good faith, based on consultation with the Company Financial Advisor, is from a Third Party that is capable of consummating a Superior Proposal and only for so long as the Board of Directors so determines in good faith that its actions are reasonably likely to lead to a Superior Proposal, (i) furnish only to any Third Party pursuant to a confidentiality agreement in a form substantially similar to the Nondisclosure Agreement (A) the information with respect to the Company of the same type and scope that the Company provided to Parent prior to the date hereof and (B) any such additional information that such Third Party requests, but only if the Company is permitted, and does in fact, simultaneously furnish such additional information to Parent, and (ii) participate in discussions and negotiations regarding such Third Party Acquisition Proposal; provided, further, that nothing herein shall prevent the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer. The Company shall promptly (and in any event within one (1) day after the Company attains knowledge thereof) (x) notify Parent in the event the Company or any Subsidiary or other affiliates or any of their respective officers, directors, employees and agents receives any Third Party Acquisition Proposal, including the terms and conditions thereof and the identity of the party submitting such proposal, and any request for confidential information made in connection with a Third Party Acquisition Proposal, (y) provide a copy of any written agreements, proposals or other materials the Company receives from any such person or group (or its representatives), and (z) promptly, and in any event within one (1) day, advise Parent of any material modifications thereto.

(b)    Except as set forth in this Section 4.3(b), the Company Board shall not make a Change in the Company Recommendation or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Third Party Acquisition Proposal. Notwithstanding the foregoing, if the Company Board by a majority vote determines in its good faith judgment prior to the Company Stockholders Meeting, after consultation with outside legal counsel, that it is required to make a Change in the Company Recommendation in order to comply with its fiduciary duties, the Company Board may recommend a Superior Proposal, but only (i) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) if Parent does not, within five (5) days of Parent’s receipt of the Notice of Superior Proposal, make an offer that the Company Board by a majority vote determines in its good faith judgment (after consultation with the Company Financial Advisor or another financial advisor of nationally recognized reputation) to be at least as favorable to the Company’s stockholders as such Superior Proposal; provided, however, that no Change in the Company Recommendation shall relieve the Company of its obligation to submit this Agreement and such transactions to its stockholders for approval, as provided in Section 4.2(b). Any disclosure that the Company Board may be compelled to make with respect to the receipt of a Third Party Acquisition Proposal or otherwise in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by the Company Board in violation of this Section 4.3(b).

(c)    For the purposes of this Agreement, “Third Party Acquisition Proposal” means, other than in connection with the Merger or as otherwise specifically contemplated by this Agreement, any proposal relating to (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving the Company or any Subsidiary other than the Merger in which the stockholders of the Company immediately preceding such transaction hold, directly or indirectly, less than ninety percent (90%) of the equity interests in the surviving or resulting entity of such transaction or in any parent entity immediately following such transaction; (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the assets of the Company or any Subsidiary constituting ten percent (10%) or more of the consolidated assets of the Company or accounting for ten percent (10%) or more of the consolidated revenues of the Company; (iii) any tender offer, exchange offer or similar transactions or series of related transactions made by any person involving the Company’s common stock constituting ten percent (10%) or more of the Company’s common stock; (iv) the acquisition by any person (other than Parent or any of its affiliates) of beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange Act) or the formation of any group (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange Act) of more than ten percent (10%) of the Company’s common stock or the common stock of any Subsidiary of the Company; or (v) any other substantially similar transaction or series of related transactions that reasonably could be expected to result in the acquisition of a controlling interest in the Company. For purposes of this Agreement, a “Third Party” means a person (which includes a “person” as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition or any affiliate thereof. For purposes of this Agreement, a “Superior Proposal” means any bona fide Third Party Acquisition Proposal (1) to acquire, directly or indirectly, for consideration consisting solely of cash and/or publicly-traded securities (including securities that will be publicly-traded immediately upon the consummation of such Superior Proposal), eighty-five percent (85%) of the Shares then outstanding, or all or substantially all of the assets of the Company, (2) that contains terms and conditions that the Company Board by a majority vote determines in good faith (after consultation with the Company Financial Advisor or another financial advisor of nationally recognized reputation) to be more favorable to the Company’s stockholders than the Merger, (3) that the Company Board by a majority vote determines in its good faith judgment (after consultation with the Company Financial Advisor or another financial advisor of nationally recognized reputation and its legal counsel) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal), (4) that does not contain a “right of first refusal” or “right of first offer” with respect to any counter-proposal that Parent might make, and (5) that does not contain any “due diligence” condition and for which any financing upon which it is conditioned is committed.

Section 4.4.    Comfort Letters.

(a)    The Company shall use commercially reasonable efforts to cause PricewaterhouseCoopers LLP to deliver a letter dated not more than five days prior to the date on which the S-4 shall become effective and addressed to itself and Parent and their respective Boards of Directors in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the S-4 and the Joint Proxy Statement/Prospectus.

(b)    Parent shall use commercially reasonable efforts to cause KPMG LLP to deliver a letter dated not more than five days prior to the date on which the S-4 shall become effective and addressed to itself and the Company and their respective Boards of Directors in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed-upon procedures letters delivered by independent accountants in connection with registration statements and proxy statements similar to the S-4 and the Joint Proxy Statement/Prospectus.

Section 4.5    Nasdaq National Market.    Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

Section 4.6    Access to Information.

(a)     Between the date hereof and the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company will, and will cause each Subsidiary to use commercially reasonable efforts to, give Parent and its authorized representatives (including Parent’s external auditors) reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records and personnel files of current employees of the Company and any Subsidiary as Parent may reasonably require, and will cause its officers and each Subsidiary to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and any Subsidiary as Parent may from time to time reasonably request. Between the date hereof and the Effective Time, Parent shall make available to the Company, as reasonably requested by the Company, a designated officer of Parent to answer questions and make available such information and documents regarding Parent as is reasonably requested by the Company taking into account the nature of the transactions contemplated by this Agreement. Such access shall be subject to the granting party’s reasonable security measures and insurance requirements and shall not include the right to perform “invasive” testing, but shall include the right of Parent to do a financial statement (including balance sheet) review prior to the Effective Time.

(b)    Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the parties shall furnish to each other within two (2) business days following preparation thereof (and in any event within thirty (30) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders’ equity (deficit) and cash flows for the quarter then ended, all of such financial statements to be prepared in accordance with United States generally accepted accounting principles in conformity with the practices consistently applied by the Company or Parent, as the case may be, with respect to such financial statements.

(c)    Each of the parties hereto will hold, and will cause its consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Mutual Nondisclosure Agreement entered into between the Company and Parent dated as of May 16, 2003 (the “Nondisclosure Agreement”).

Section 4.7.     Certain Filings; Reasonable Efforts.

(a)    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to do the following: (i) cooperate in the preparation and filing of the S-4 and the Joint Proxy Statement/Prospectus and any amendments thereto, any filings that may be required under the HSR Act and similar competition or merger notification laws or regulations of foreign Governmental Entities; (ii) obtain consents of all third parties and Governmental Entities (other than as provided in clause (i) above) necessary, proper, advisable or reasonably requested by Parent or the Company, for the consummation of the transactions contemplated by this Agreement (but subject to the last sentence of Section 4.8(b) below); (iii) contest any legal proceeding relating to the Merger; (iv) take such actions as set forth on Section 4.7(a) of the Company Disclosure Schedule and (v) execute any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Acquisition agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the Company Stockholder Approval and the Parent Stockholder Approval is obtained. The Company agrees to use, and to cause each Subsidiary to use, all reasonable efforts to encourage their respective employees to accept any offers of employment extended by Parent. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement the proper officers and directors of each party hereto shall take all such necessary action.

(b)    Parent and the Company will use commercially reasonable efforts to consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other foreign, federal, or state antitrust, competition, or fair trade law. In this regard, but without limitation, each party hereto shall use commercially reasonable efforts to promptly inform the other of any material communication between such party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other federal, foreign or state antitrust or competition Governmental Entity regarding the transactions contemplated herein. Nothing in the Agreement, however, shall require or be construed to require any party hereto, in order to obtain the consent or successful termination of any review of any such Governmental Entity regarding the transactions contemplated hereby, to (i) sell or hold separate, or agree to sell or hold separate, before or after the Effective Time, any assets, businesses or any interests in any assets of businesses, of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by Parent or the Company, of any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by Parent or the Company of any assets or businesses, or (ii) enter into any agreement or be bound by any obligation that, in Parent’s good faith judgment, may have an adverse effect on the benefits to Parent of the transactions contemplated by this Agreement.

Section 4.8.    Public Announcements.    Parent, Acquisition and the Company shall consult with each other and shall mutually agree upon any press release or public announcement relating to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except (a) as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq National Market, in which case the party proposing to issue such press release or make such public announcement shall use all reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement, or (b) following a Change in the Company’s Recommendation, after which no such consultation or agreement shall be required.

Section 4.9.    Indemnification and Directors’ and Officers’ Insurance.

(a)    After the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under Applicable Law to), each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Subsidiary (the “Indemnified Persons”) against (i) all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any Subsidiary, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time (“Indemnified Liabilities”); and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under Applicable Law. Nothing contained herein shall make Parent, Acquisition, the Company or the Surviving Corporation, an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified Liabilities, nor shall this Section 4.9 relieve the obligations of any insurer in respect thereto. The parties hereto intend, to the extent not prohibited by Applicable Law, that the indemnification provided for in this Section 4.9 shall apply without limitation to negligent acts or omissions by an Indemnified Person. Each Indemnified Person is intended to be a third party beneficiary of this Section 4.9 and may specifically enforce its terms. This Section 4.9 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company’s Certificate of Incorporation or bylaws as presently in effect.

(b)    From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to the date hereof (or indemnification agreements in the Company’s customary form for directors joining the Company Board prior to the Effective Time) and any indemnification provisions under the Company’s certificate of incorporation or bylaws as in effect immediately prior to the Effective Time.

(c)    For a period of six years after the Effective Time, Parent will maintain or cause the Surviving Corporation to maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy (the “Insured Parties”) on terms no less favorable to the Insured Parties than those of the Company’s present directors’ and officers’ liability insurance policy; provided, however, that in no event will Parent or the Surviving Corporation be required to expend on an annual basis in excess of 200% of the annual premium currently paid by the Company for such coverage; provided further, that notwithstanding the foregoing, in the event such coverage is no longer available (or is only available for an amount in excess of 200% of the annual premium currently paid by the Company for such coverage), Parent shall nevertheless use its commercially reasonable efforts to provide such coverage as may be obtained for such 200% amount; provided further, that, in lieu of maintaining such existing insurance as provided above, Parent, at its election, may cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the terms are no less favorable to the intended beneficiaries thereof than such existing insurance.

(d)    Parent will not, nor will Parent permit the Surviving Corporation to merge or consolidate with any other Person or sell all or substantially all of Parent’s or such subsidiary’s assets unless Parent or the Surviving Corporation will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 4.9.

Section 4.10.    Notification of Certain Matters; Additions to and Modification of Disclosure Schedules.    The Company shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company (such notice by delivery of supplements to the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable), of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement by such first party to be untrue or inaccurate in any material respect at or prior to the Effective Time, and (ii) any material failure by the Company, Parent or Acquisition, as the case may be, to comply with or satisfy in any material respect any covenant condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.10 shall not cure such breach or non-compliance, be deemed to constitute an exception to the representations and warranties under Article 2 or Article 3, or limit or otherwise affect the remedies available hereunder to the party receiving such notice, provided, further, that any addition to Section 2.1(a) of the Company Disclosure Schedule disclosing a Subsidiary acquired or organized after the date hereof, Section 2.1(c) of the Company Disclosure Schedule disclosing any investment made after the date hereof, Section 2.11(b) disclosing any Company Employee

Plan adopted after the date hereof or any Employee Agreement entered into after the date hereof, Section 2.11(h) of the Company Disclosure Schedule disclosing amendments or actions within fourteen days of the date hereof as provided therein, Section 2.12(d) of the Company Disclosure Schedule disclosing any newly hired employee or change in current employee’s circumstances occurring after the date hereof, Section 2.12(j) of the Company Disclosure Schedule disclosing any employing obtaining any visa or losing any visa after the date hereof, Section 2.15(a) of the Company Disclosure Schedule disclosing any Company Registered IP or unregistered trademarks acquired or registered after the date hereof, Section 2.15(b) of the Company Disclosure Schedule disclosing any Company Licensed IP acquired or licensed after the date hereof, Section 2.17 of the Company Disclosure Schedule disclosing any real property acquired or leased after the date hereof, Section 2.19 of the Company Disclosure Schedule disclosing any new product warranties made by the Company after the date hereof, Section 2.20(a) of the Company Disclosure Schedule disclosing any Material Contract entered into after the date hereof, Section 2.22 of the Company Disclosure Schedule disclosing any person who becomes a Company Affiliate after the date hereof, or Section 3.16 of the Parent Disclosure Schedule disclosing any Parent benefit plan adopted after the date hereof or deleting any Parent benefit plan cancelled after the date hereof shall not be deemed to constitute a breach of the related representation or warranty, provided further that such disclosure referred to in the immediately preceding proviso shall not limit or otherwise affect the remedies available hereunder to either party to the extent that the action, event, occurrence or agreement disclosed was in violation or breach of this Agreement, including Section 4.1.

Section 4.11.    Affiliates.    The Company shall use commercially reasonable efforts to obtain from all Company Affiliates, and from any person who may be deemed to have become a Company Affiliate after the date of this Agreement and on or prior to the Effective Time, a letter agreement substantially in the form of Exhibit B hereto as soon as practicable. Parent shall not be required to maintain the effectiveness of the S-4 for the purpose of resale of shares of Parent Common Stock by stockholders of the Company who may be affiliates of the Company or Parent pursuant to Rule 145 under the Securities Act.

Section 4.12.    Access to Company Employees.    The Company agrees to provide, and to cause each Subsidiary to provide, Parent with reasonable access to its employees under procedures to be agreed upon by Parent and the Company during normal working hours following the date of this Agreement, to among other things, deliver offers of continued employment and to provide information to such employees about Parent. All communications by Parent with Company employees shall be conducted in a manner that does not disrupt or interfere with the Company’s efficient and orderly operation of its business.

Section 4.13.    Company Compensation and Benefit Plans.    The Company agrees to take all actions necessary to amend, merge, freeze or terminate any or all Company Employee Plans intended to constitute a Code Section 401(k) arrangement, the 1997 Employee Stock Purchase Plan, the 1997 Employee Stock Purchase Plan for Non-United States Employees and any other employee stock purchase plan effective at or immediately prior to the Closing Date, each as requested in writing by Parent no later than five (5) business days prior to the Closing Date (thirty (30) days prior to the Closing Date with respect to the

1997 Employee Stock Purchase Plan, the 1997 Employee Stock Purchase Plan for Non-United States Employees and any other employee stock purchase plan).

Section 4.14    Employee Benefits.

(a)    Following the Closing Date, Parent shall arrange for each participant in the Company Employee Plans (the “Company Participants”) (including without limitation all dependents) who becomes a Parent employee (or an employee of any Parent subsidiary or affiliate) after the Closing Date to be eligible for the same benefits in the aggregate as those received by Parent employees with similar positions and responsibilities and qualifications; provided, however, that through December 31, 2003 Parent may instead, at its option, continue a Company Employee Plan in lieu of providing benefits under a corresponding Parent Benefit Plan. Each Company Participant shall, to the extent permitted by law, the plan governing the benefits (as reasonably amended to accomplish the following to the extent permissible under applicable law) and applicable tax qualification requirements, and subject to any applicable break in service or similar rule, receive credit for all purposes including, without limitation, for eligibility to participate, amount of matching contributions, and vesting under Parent Benefit Plans for years of service with the Company (and its Subsidiaries and predecessors) prior to the Closing Date. If applicable and to the extent possible under Parent’s existing plans (as reasonably amended to the extent necessary in accordance with applicable law), Parent shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Benefit Plans to be waived with respect to such Company Participants and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Benefit Plans in which they are eligible to participate after the Closing Date.

(b)    Parent agrees that, from and after the Closing Date, the Company employees who become employees of Parent or any of its subsidiaries may participate in the employee stock purchase plan sponsored by Parent (the “Parent ESPP”), subject to the terms and conditions of the Parent ESPP, and that service with the Company shall be treated as service with Parent or its subsidiaries for determining eligibility of the Company’s employees under the Parent ESPP. Unless Parent elects to continue the 1997 Employee Stock Purchase Plan or the 1997 Employee Stock Purchase Plan for Non-United States Employees, Parent agrees to create a special offering period under the Parent ESPP so that the Company employees who become employees of Parent or any of its subsidiaries can participate in the Parent ESPP within thirty (30) days from the Closing Date.

Section 4.15.    Takeover Statutes.    If any Takeover Statute or any similar statute, law, rule or regulation in any State of the United States (including under the DGCL or any other law of the State of Delaware) is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise take such lawful actions to eliminate or minimize the effects of such statute, law, rule or regulation, on such transactions.

Section 4.16.    Company Rights Agreement.    The Company Board shall take all further action (in addition to that referenced in Section 2.25) to the extent necessary (including amending the Company Rights Agreement) in order to ensure that following or as a result of the execution of this Agreement or the Company Voting Agreements, or the consummation of the transactions contemplated hereby and thereby, (i) no person shall be deemed to be an Acquiring Person; (ii) no person shall have the ability to exercise any Company Rights under the Company Rights Agreement; (iii) no Company Rights shall have separated from the Shares to which they are attached or become exercisable; and (iv) the Company shall not have the right to exchange any Company Rights for Shares, pursuant to Section 24 of the Company Rights Agreement or otherwise. Except in connection with the foregoing sentence, the Company Board shall not, without the prior written consent of Parent, (i) amend the Company Rights Agreement, or (ii) take any action with respect to, or make any determination under, the Company Rights Agreement, including a redemption of the Company Rights, in each case in order to facilitate any Third Party Acquisition Proposal with respect to the Company; provided, however, that notwithstanding anything to the contrary in this Agreement, the Company Board may (i) amend the Company Rights Agreement solely for the purpose of extending the Distribution Date thereunder to that time immediately prior to the consummation of an unsolicited exchange or tender offer by a third party and (ii) take any action in connection with the Company Rights Agreement that is required by order of a court of competent jurisdiction.

Section 4.17.    Parent Board of Directors.    Parent shall take all requisite action to appoint Mr. Michael J. Maples to the Parent Board as a member of Class I and as a member of the Corporate Governance/Nominating Committee as of the Effective Time, provided that if Mr. Maples is unable or unwilling to serve on the Parent Board at the Effective Time, Parent shall instead take all requisite action to appoint such other person as the Company may designate and who is reasonably acceptable to Parent.

Section 4.18.    Section 16 Matters.    If the Company delivers the Section 16 Information to Parent at least 10 business days prior to the Effective Time, then, prior to the Effective Time, the Parent Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretative guidance of the SEC so that (i) the assumption of the Company Stock Options held by Company Insiders in the Merger, and (ii) the receipt by Company Insiders of Parent Common Stock in exchange for Shares pursuant to the Merger, shall in each case be an exempt transaction for purposes of Section 16 of the Exchange Act. For purposes of this Section 4.18, (1) “Company Insider” shall mean any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act and (2) “Section 16 Information” shall mean the following information for each Company Insider: (A) the number of Shares held by such individual and expected to be exchanged for shares of Parent Common Stock in the Merger; and (B) the number of Company Stock Options held by such individual and expected to be converted into options to purchase shares of Parent Common Stock in connection with the Merger.

ARTICLE 5

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 5.1.    Conditions to Each Party’s Obligations to Effect the Merger.    The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    the Company shall have obtained the Company Stockholder Approval and Parent shall have obtained the Parent Stockholder Approval;

(b)    no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States federal or state court or United States federal or state Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the Merger;

(c)    any waiting period applicable to the Merger under the HSR Act or any other material foreign, federal or state antitrust, competition or fair trade law shall have terminated or expired;

(d)    any governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby and to operate the Surviving Corporation after the Effective Time in all material respects as it was operated prior thereto (other than under the HSR Act or any other material foreign, federal or state antitrust, competition or fair trade law) shall have been given, obtained or complied with, as applicable except where the failure to be given, obtained or complied with shall not have a Material Adverse Effect on the Company or a Material Adverse Effect on the Parent; and

(e)    the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

Section 5.2.    Conditions to the Obligations of the Company.    The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    (i)    each of the representations and warranties qualified by “Material Adverse Effect on Parent” shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and (ii) each of the representations and warranties of Parent and Acquisition set forth in this Agreement and not qualified by “Material Adverse Effect on Parent”, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect, executed by two (2) executive officers of Parent and Acquisition;

(b)    the covenants and obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time, and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect, executed by two (2) executive officers of Parent and Acquisition;

(c)    the shares of Parent Common Stock issuable to the Company’s stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been approved for quotation on the Nasdaq National Market, upon official notice of issuance;

(d)    the Company shall have received a written opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn; provided, however, that if Wilson Sonsini Goodrich & Rosati, Professional Corporation, fails to deliver such opinion, then Gibson, Dunn & Crutcher LLP, counsel to Parent, may deliver such opinion in satisfaction of this closing condition; provided further, that any such opinion may rely on representations as such counsel reasonably deems appropriate and on typical assumptions. Parent, Acquisition, and the Company agree to provide to such counsel such representations as such counsel reasonably requests in connection with rendering such opinions; and

(e)    subject to each of the disclosures in the Parent Disclosure Schedule, there shall have been no Material Adverse Effect on Parent.

Section 5.3.    Conditions to the Obligations of Parent and Acquisition.    The respective obligations of Parent and Acquisition to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    (i)    each of the representations and warranties qualified by “Material Adverse Effect on the Company” shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and (ii) each of the representations and warranties of the Company set forth in this Agreement and not qualified by “Material Adverse Effect on the Company”, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect, executed by two (2) executive officers of the Company;

(b)    the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect, executed by two (2) executive officers of the Company;

(c)    subject to each of the disclosures in the Company Disclosure Schedule, there shall have been no Material Adverse Effect on the Company;

(d)    Parent shall have received a written opinion of Gibson, Dunn & Crutcher LLP, counsel to Parent, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn; provided, however, that if Gibson, Dunn & Crutcher LLP fails to deliver such opinion, then Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, may deliver such opinion in satisfaction of this closing condition; provided further, that any such opinion may rely on representations as such counsel reasonably deems appropriate and on typical assumptions. Parent, Acquisition, and the Company agree to provide to such counsel such representations as such counsel reasonably requests in connection with rendering such opinions; and

(e)    in connection with the compliance by Parent or Acquisition with any Applicable Law (including the HSR Act or any other material foreign, federal or state antitrust, competition or fair trade law), Parent shall not be (i) required, or be construed to be required, to sell or divest any assets or business or to restrict any business operations, or (ii) prohibited from owning, and no limitation shall be imposed on Parent’s ownership of, any portion of the Company’s business or assets.

ARTICLE 6

TERMINATION; AMENDMENT; WAIVER

Section 6.1.    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by the Company’s stockholders or Parent’s stockholders:

(a)    by mutual written consent of Parent, Acquisition and the Company;

(b)    by Parent and Acquisition or the Company if:

(i)    any court of competent jurisdiction in the United States or other United States federal or state Governmental Entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable; or

(ii)    the Merger has not been consummated by November 30, 2003 which date shall be extended to February 28, 2004 if the Merger shall not have been consummated as a result of a failure to satisfy the conditions set forth in Section 5.1(c) (as appropriate, the “Final Date”); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Effective Time shall not have occurred on or before said date; or

(iii)    the Company shall have convened a Company Stockholders Meeting to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders at such meeting (including any adjournments thereof); or

(iv)    Parent shall have convened a Parent Stockholders Meeting to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders at such meeting (including any adjournments thereof);

(c)    by the Company if:

(i)    there shall have been a breach of any representation or warranty on the part of Parent or Acquisition set forth in this Agreement or if any representation or warranty of Parent or Acquisition shall have become untrue such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by the Final Date; or

(ii)    there shall have been a breach by Parent or Acquisition of any of their respective covenants or agreements hereunder having a Material Adverse Effect on Parent or materially adversely affecting (or materially delaying) the consummation of the Merger, and Parent or Acquisition, as the case may be, has not cured such breach within twenty (20) business days after written notice by the Company thereof;

(d)    by Parent and Acquisition if:

(i)    there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by the Final Date; or

(ii)    there shall have been a breach by the Company of one or more of its covenants or agreements hereunder having, in the aggregate, a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, and the Company has not cured such breach within twenty (20) business days after written notice by Parent or Acquisition thereof;

(e)    by Parent and Acquisition, if the Company shall have:

(i)    failed to make the Company Recommendation, failed to reconfirm the Company Recommendation within ten (10) business days following the reasonable request of Parent to do so, or effected a Change in the Company Recommendation, whether or not permitted by the terms hereof; or

(ii)    willfully and materially breached its obligations under Section 4.3; or

(iii)    willfully breached its obligations under this Agreement to call the Company Stockholders Meeting in accordance with Section 4.2(b) or to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 4.2(a);

provided that if the Company sends a notice of its intention to terminate this Agreement pursuant to Section 6.1(c), the sending of such notice in and of itself shall not be deemed to be a breach or default by the Company that would permit Parent to terminate this Agreement pursuant to this Section 6.1(e).

Section 6.2.    Effect of Termination.    In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto, or any of its affiliates, directors, officers or stockholders other than the provisions of this Section 6.2 and Sections 4.6(c) and 6.3 and all of Article 7 with the exception of Sections 7.8 and Section 7.10 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement prior to such termination.

Section 6.3.    Fees and Expenses.

(a)    If this Agreement is terminated:

(i)    pursuant to Section 6.1(e); or

(ii)    pursuant to Section 6(b)(iii) and (I) at any time after the date of this Agreement and before the Company Stockholders Meeting, a Company Acquisition Proposal shall have been publicly announced or otherwise communicated to the stockholders of the Company and such proposal shall not have been publicly and unconditionally withdrawn at the time of the Company Stockholders Meeting and (II) within twelve (12) months after such termination the Company or any Subsidiary enters into any definitive agreement with respect to any Company Acquisition Proposal and consummates such Company Acquisition Proposal at any time;

Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages, the Company shall pay to Parent the amount of Fifty-Seven Million Dollars ($57,000,000) as liquidated damages (i) within one (1) business day of the termination of this Agreement pursuant to Section 6.1(e), or (ii) on or before the closing of any Company Acquisition Proposal described in Section 6.3(a)(ii), as applicable. It is specifically agreed that the amount to be paid pursuant to this Section 6.3(a) represents liquidated damages and not a penalty.

(b)    Upon the termination of this Agreement pursuant to Section 6.1(d) in addition to any other remedies that Parent, Acquisition or their affiliates may have as a result of such termination (including pursuant to Section 6.3(a)), the Company shall pay to Parent the amount of Five Million Dollars ($5,000,000) as reimbursement for the costs, fees and expenses incurred by any of them or on their behalf in connection with this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement (including fees payable to investment bankers, counsel to any of the foregoing and accountants); provided that no breach by Parent or Acquisition shall have occurred that (either then or upon the passage of time as provided in Section 6(c)(ii)) would permit the Company to terminate this Agreement pursuant to Section 6.1(c).

(c)    Upon the termination of this Agreement pursuant to Section 6.1(c), in addition to any other remedies that the Company or its affiliates may have as a result of such termination, Parent shall pay to the Company the amount of Five Million Dollars ($5,000,000) as reimbursement for the costs, fees and expenses incurred by any of them or on their behalf in connection with this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement (including fees payable to investment bankers, counsel to any of the foregoing and accountants) provided no breach by the Company shall have occurred that (either then or upon the passage of time as provided in Section 6(d)(ii)) would permit Parent to terminate this Agreement pursuant to Section 6.1(d).

(d)    Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.4.    Amendment.    This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the stockholders of the Company or Parent but after any such approval no amendment shall be made that requires the approval of such stockholders under Applicable Law without such approval. This Agreement (including, subject to Section 4.10, the Company Disclosure Schedule and the Parent Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.

Section 6.5.    Extension; Waiver.    At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 7

MISCELLANEOUS

Section 7.1.    Nonsurvival of Representations and Warranties.    The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto that by its terms requires performance after the Effective Time.

Section 7.2.    Entire Agreement; Assignment.    This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Nondisclosure Agreement (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

Section 7.3.    Validity.    If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

Section 7.4.    Notices.    All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (C) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent, and (D) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted:

if to Parent or Acquisition:	PeopleSoft, Inc. 4460 Hacienda Drive Pleasanton, California 94588 Facsimile: (925) 694-5550 Attention: Anne S. Jordan

and

PeopleSoft, Inc. 4460 Hacienda Drive Pleasanton, California 94588 Facsimile: (925) 694-5152 Attention: Kevin T. Parker

with a copy to:	Gibson, Dunn & Crutcher LLP
One Montgomery Street
Telesis Tower
San Francisco, California 94104
Facsimile: (415) 986-5309
Attention: Douglas D. Smith
Peter T. Heilmann

if to the Company to:	J.D. Edwards & Company
One Technology Way
Denver, CO 80237
Facsimile: (303) 334-4693
Attention: Richard G. Snow, Jr.

and

J.D. Edwards & Company
One Technology Way
Denver, CO 80237
Facsimile: (303) 334-1077
Attention: Richard E. Allen

with a copy to:	Wilson Sonsini Goodrich & Rosati,
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Facsimile: (650) 493-6811
Attention: Herbert P. Fockler

and

Wilson Sonsini Goodrich & Rosati,
Professional Corporation
One Market
Spear Tower, Suite 3300
San Francisco, CA 94105
Facsimile: (415) 947-2099
Attention: Steve L. Camahort

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.5.    Governing Law and Venue; Waiver of Jury Trial.

(a)    This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of Delaware without regard to the conflict of law principles thereof. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the Court of Chancery of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.4 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

(b)    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(c)    Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 7.5.

Section 7.6.    Descriptive Headings.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.7.    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement nor shall any such person be entitled to assert any claim hereunder. In no event shall this Agreement constitute a third party beneficiary contract.

Section 7.8.    Certain Definitions.    For the purposes of this Agreement the term:

(a)    “affiliate” means (except as otherwise provided in Sections 2.22 and 4.11) a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

(b)    “Applicable Law” means, with respect to any person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity existing as of the date hereof or as of the Effective Time applicable to such person or any of its respective properties, assets, officers, directors, employees, consultants or agents;

(c)    “business day” means any day other than a day on which the Nasdaq National Market is closed;

(d)    “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(e)    “Company Acquisition Proposal” means (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving the Company or any Subsidiary in which the stockholders of the Company immediately preceding such transaction hold, directly or indirectly, less than sixty percent (60%) of the equity interests in the surviving or resulting entity of such transaction or in any parent entity immediately following such transaction; (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the assets of the Company (whether directly or indirectly, including through the acquisition of one or more Subsidiaries or such Subsidiaries’ assets) constituting forty percent (40%) or more of the consolidated assets of the Company or accounting for forty percent (40%) or more of the consolidated revenues of the Company; (iii) any tender offer, exchange offer or similar transactions or series of related transactions made by any person involving the Company’s common stock constituting forty percent (40%) or more of the Company’s common stock; (iv) the acquisition by any person of beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange Act) of more than forty percent (40%) of the Company’s common stock; or (v) any other substantially similar transaction or series of related transactions that if consummated would result in the acquisition of a forty percent (40%) or greater interest in the Company.

(f)    “Company IP” means any Company Licensed IP or Company Owned IP;

(g)    “Company Licensed IP” means any Intellectual Property that is owned by any other person and that is licensed to, used or distributed by the Company or any Subsidiary;

(h)    “Company Owned IP” means any Intellectual Property owned (in whole or in part) by the Company or any Subsidiary;

(i)    “Company Registered IP” means any Registered Intellectual Property owned (in whole or in part) by the Company or any Subsidiary;

(j)    “Intellectual Property” means any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, domain name, copyright (whether registered or unregistered), copyright application, mask work, mask work application, trade secret, know-how, customer list, franchise, system, computer software, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset;

(k)    “knowledge” or “known” means, with respect to any matter in question, the actual knowledge of such matter of (i) any member of the Board of Directors; or (ii) any employee or officer listed on Section 7.8 of the Company Disclosure Schedule or Section 7.8 of the Parent Disclosure Schedule, as applicable; of the Company or any Subsidiary, or Parent or any of its subsidiaries, as the case may be, and each of such persons shall be deemed to have actual knowledge of all books and records to which he or she has reasonable access;

(l)    “include” or “including” means “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list;

(m)    “Lien” means any mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings and disclosed in Section 2.14(d) of the Company Disclosure Schedule, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under Applicable Law, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws;

(n)    “Material Adverse Effect on the Company” means any circumstance, change in, or effect on the Company and its Subsidiaries, taken as a whole, that is, or is reasonably likely in the future to be, materially adverse to the financial condition, earnings, results of operations, or the business or operations (financial or otherwise), of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations hereunder, excluding any such circumstance, change or effect to the extent resulting from or arising in connection with (i) changes or conditions generally affecting the industries or segments in which the Company operates, (ii) changes in general economic, market or political conditions which, in the case of (i) or (ii), does not have a materially disproportionate effect (relative to other industry participants) on the Company, (iii) any litigation brought or threatened by stockholders of the Company (whether on behalf of the Company or otherwise) in respect of the announcement of this Agreement or the consummation of the Merger, or (iv) any disruption of customer, business partner, supplier or employee relationships that resulted from the announcement of this Agreement or the consummation of the Merger, to the extent so attributable; provided, that any reduction in the market price or trading volume of the Company’s publicly traded common stock shall not be deemed to constitute a Material Adverse Effect on the Company (it being understood that the foregoing shall not prevent Parent from asserting that any underlying cause of such reduction independently constitutes such a Material Adverse Effect on the Company);

(o)    “Material Adverse Effect on Parent” means any circumstance, change in, or effect on Parent and its subsidiaries, taken as a whole, that is, or is reasonably likely in the future to be, materially adverse to the financial condition, earnings, results of operations, or the business or operations (financial or otherwise), of Parent and its subsidiaries, taken as a whole, or on the ability of the Parent to perform its obligations hereunder, excluding any such circumstance, change or effect to the extent resulting from or arising in connection with (i) changes or conditions generally affecting the industries or segments in which the Parent operates, (ii) changes in general economic, market or political conditions which, in the case of (i) or (ii), does not have a materially disproportionate effect (relative to other industry participants) on the Parent, (iii) any litigation brought or threatened by stockholders of the Parent (whether on behalf of the Parent or otherwise) in respect of the announcement of this Agreement or the consummation of the Merger, or (iv) any disruption of customer, business partner, supplier or employee relationships that resulted from the announcement of this Agreement or the consummation of the Merger, to the extent so attributable; provided, that any reduction in the market price or trading volume of Parent’s publicly traded common stock shall not be deemed to constitute a Material Adverse Effect on Parent (it being understood that the foregoing shall not prevent the Company from asserting that any underlying cause of such reduction independently constitutes such a Material Adverse Effect on Parent);

(p)    “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity;

(q)    “Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel;

(r)    “Qualifying Amendment” means an amendment or supplement to the Joint Proxy Statement/Prospectus or S-4 (including by incorporation by reference) to the extent it contains (a) a Change in the Company Recommendation, (b) a statement of the reasons of Company Board for making such Change in the Company Recommendation, and (c) additional information reasonably related to the foregoing; and

(s)    “Registered Intellectual Property” means all United States, international and foreign: (i) patents, including applications therefor; (ii) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks; (iii) copyrights registrations and applications to register copyrights; (iv) registered mask works and applications to register mask works; and (v) any other intellectual property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

Section 7.9.    Personal Liability.    This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or Acquisition or any officer, director, employee, agent, representative or investor of any party hereto.

Section 7.10.    Specific Performance.    The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto receives all payments and reimbursements of expenses to which it is entitled pursuant to Section 6.3(a), (b) or (c) it shall not be entitled to specific performance to compel the consummation of the Merger.

Section 7.11.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PEOPLESOFT, INC.

By:	/s/ CRAIG A. CONWAY
Name:	Craig A. Conway
Title:	President and Chief Executive Officer
Date:	June 1, 2003

J.D. EDWARDS & COMPANY

By:	/s/ ROBERT M. DUTKOWSKY
Name:	Robert M. Dutkowsky
Title:	President and Chief Executive Officer
Date:	June 1, 2003

JERSEY ACQUISITION CORPORATION

By:	/s/ KEVIN T. PARKER
Name:	Kevin T. Parker
Title:	President
Date:	June 1, 2003